Exhibit 10.1

EXECUTIVE VERSION

FINANCING AGREEMENT

Dated as of December 7, 2016

by and among

Cherokee Inc.,
as U.S. Borrower,

Irene Acquisition Company B.V.,
as Dutch Borrower,

AND EACH SUBSIDIARY OF CHEROKEE INC.
LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

CERBERUS BUSINESS FINANCE, LLC,
as Collateral Agent,

and

CERBERUS BUSINESS FINANCE, LLC,
as Administrative Agent

TABLE OF CONTENTS

SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders' Commitments
Schedule 1.01(B)	Facilities
Schedule 1.01(C)	Subsidiary Guarantors
Schedule 1.01(D)	Immaterial Subsidiaries
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation
Schedule 6.01(i)	ERISA
Schedule 6.01(l)	Nature of Business
Schedule 6.01(q)	Environmental Matters
Schedule 6.01(r)	Insurance
Schedule 6.01(u)	Intellectual Property
Schedule 6.01(v)	Material Contracts
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Cash Management Accounts

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of LIBOR Notice
Exhibit E	Form of Solvency Certificate

FINANCING AGREEMENT

Financing Agreement, dated as of December 7, 2016, by and among Cherokee Inc., a Delaware corporation (the "Parent" and, together with each other Person that is a domestic Subsidiary of Parent and executes a joinder agreement and becomes a "U.S. Borrower" hereunder, each a "U.S. Borrower" and, collectively, the "U.S. Borrowers"), Irene Acquisition Company B.V., a private company with limited liability incorporated under the laws of the Netherlands, having its statutory seat (statutaire zetel) in Amsterdam, the Netherlands and registered with the Dutch trade register under number 67160921 (the "Dutch Borrower" and, together with the U.S. Borrowers, each a "Borrower" and collectively, the "Borrowers"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto (together with each other Person that executes a joinder agreement and becomes a "Guarantor" hereunder or otherwise guaranties all or any part of the Obligations (as hereinafter defined), each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party hereto (each a "Lender" and collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

RECITALS

The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of (a) a term loan in the aggregate principal amount of $28,000,000 (the "Tranche A Term Loan") to the U.S. Borrowers, (b) a term loan in the aggregate principal amount of $17,000,000 (the "Tranche B Term Loan") to the Dutch Borrower, and (c) a revolving credit facility in an aggregate principal amount not to exceed $5,000,000 at any time outstanding to the U.S. Borrowers.  The proceeds of the term loans made on the Effective Date (as defined herein) shall be used to finance a portion of the Transactions (as defined herein) and the loans made under the revolving credit facility shall be used, after the Effective Date, for general working capital purposes.  The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01      Definitions.  As used in this Agreement, the following terms shall have the respective meanings indicated below:

"Account Debtor" means, with respect to any Person, each debtor, customer or obligor in any way obligated on or in connection with any Account of such Person.

"Acquisition" means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Equity Interests of any Person or all or substantially all of the assets of (or any division or business line of) any Person.

"Acquisition Agreements" means, collectively, the Hi-Tec Acquisition Agreement and the Asset Purchase Agreements.

"Acquisition Collateral Assignment" means the Collateral Assignment of the Hi-Tec Acquisition Documents, dated as of the date hereof, and in form and substance reasonably satisfactory to the Collateral Agent, made by the Dutch Borrower in favor of the Collateral Agent.

"Acquisition Documents" means, collectively, the Hi-Tec Acquisition Documents and the Asset Purchase Agreements and all other agreements, instruments and other documents related thereto or executed in connection therewith.

"Action" has the meaning specified therefor in Section 12.12.

"Additional Amount" has the meaning specified therefor in Section 2.09(a).

"Administrative Agent" has the meaning specified therefor in the preamble hereto.

"Administrative Agent's Account" means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

"Administrative Borrower" has the meaning specified therefor in Section 4.05.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of any Loan Party.

"After Acquired Property" has the meaning specified therefor in Section 6.01(n).

"Agent" has the meaning specified therefor in the preamble hereto.

"Agreement" means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

"Annualized Basis"  means, with respect to calculating an amount (i) for the first full fiscal quarter ending after the Effective Date, such amount for the first full fiscal quarter ending after the Effective Date times four (4), (ii) for the second full fiscal quarter ending after the Effective Date, such amount for the first two full fiscal quarters ending after the Effective Date times two (2), (iii) for the third full fiscal quarter ending after the Effective Date, such amount for the first three full fiscal quarters ending after the Effective Date times four-thirds (4/3), and (iv) for the fourth full fiscal quarter ending after the Effective Date and each period thereafter, such amount for the four consecutive fiscal quarters then ending.

"Anti-Corruption Laws" has the meaning specified therefor in Section 6.01(bb).

"Anti-Money Laundering and Anti-Terrorism Laws" means any Requirement of Law relating to terrorism, economic sanctions or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the implementing regulations promulgated thereunder, (c) the USA PATRIOT Act and the implementing regulations promulgated thereunder, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury's Office of Foreign Assets Control ("OFAC"), (e) any law prohibiting or directed against terrorist activities or the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), and (f) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws have been, or shall hereafter be, amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

"Applicable Limitations" means, with respect to any Foreign Subsidiary (other than a Borrower), limitations on the ability of such Subsidiary to guaranty the Obligations, to grant a Lien on its assets to secure the Obligations or to make a dividend or distribution required to fund a mandatory prepayment required to be made by the Borrowers pursuant to Section 2.05(c), to the extent resulting from financial assistance, corporate benefit, fraudulent transfer, equitable subordination, thin capitalization, capital maintenance or liquidity impairment rules, employee approval requirements, fiduciary and statutory duties of directors of the applicable Subsidiary or similar legal principles, in each case, as reasonably determined by the Collateral Agent and the Administrative Borrower.

"Applicable Margin" means, as of any date of determination, with respect to the interest rate of (a) any Reference Rate Loans or any portion thereof, 6.00% and (ii) any LIBOR Rate Loans or any portion thereof, 8.50%.

"Applicable Premium" means

(a)      as of the date of the occurrence of an Applicable Premium Trigger Event specified in clause (c), (d) or (e) of the definition thereof:

(i)      during the period from and after the Effective Date up to and including the date that is the first anniversary of the Effective Date (the "First Period"), an amount equal to 2.00% times the sum of (A) the aggregate amount of all Obligations (other than the Applicable Premium) outstanding on the date of such Applicable Premium Trigger Event and (B)

the aggregate amount of undrawn Revolving Credit Commitments immediately prior to such ApplicablePremium Trigger Event;

(ii)     during the period after the First Period up to and including the date that is the second anniversary of the Effective Date (the "Second Period"), an amount equal to 1.00% times the sum of (A) the aggregate amount of all Obligations (other than the Applicable Premium) outstanding on the date of such Applicable Premium Trigger Event and (B) the aggregate amount of undrawn Revolving Credit Commitments immediately prior to such Applicable Premium Trigger Event; and

(iii)    thereafter, zero;

(b)      as of the date of the occurrence of an Applicable Premium Trigger Event specified in clause (a) of the definition thereof:

(i)      during the First Period, an amount equal to 2.00% times the amount of the permanent reduction of the Total Revolving Credit Commitment on such date;

(ii)     during the Second Period, an amount equal to 1.00% times the amount of the permanent reduction of the Total Revolving Credit Commitment on such date; and

(iii)    thereafter, zero; and

(c)      as of the date of the occurrence of an Applicable Premium Trigger Event specified in clause (b) of the definition thereof:

(i)      during the First Period, an amount equal to 2.00% times the amount of the Term Loan Obligations (other than the Applicable Premium) being paid on such date;

(ii)     during the Second Period, an amount equal to 1.00% times the amount of the Term Loan Obligations (other than the Applicable Premium) being paid on such date; and

(iii)    thereafter, zero.

"Applicable Premium Trigger Event" means

(a)      any permanent reduction of the Total Revolving Credit Commitment pursuant to Section 2.05 or Section 9.01;

(b)      any payment by any Loan Party of all, or any part, of the principal balance of any Term Loan for any reason (including, without limitation, any optional prepayment or mandatory prepayment, other than any payment pursuant to Section 2.03(b) (but including for the avoidance of doubt clause (ii) of the last sentence thereof, which shall be subject to the Applicable Premium), Section 2.03(c) (but including for the avoidance of doubt clause (ii) of the last sentence thereof, which shall be subject to the Applicable Premium), Section 2.05(c)(i) or Section 2.05(c)(iv)) whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any Insolvency Proceeding, and notwithstanding any acceleration (for any reason) of the Obligations;

(c)      the acceleration of the Obligations for any reason, including, without limitation, acceleration in accordance with Section 9.01, including as a result of the commencement of an Insolvency Proceeding;

(d)      the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to any Agent, for the account of the Lenders in full or partial satisfaction of the Obligations; or

(e)      the termination of this Agreement for any reason.

"Asset Purchase Agreements" means, collectively, the Batra Asset Purchase Agreement, the Eastman Asset Purchase Agreements and the South Africa Asset Purchase Agreement.

"Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent (and the Administrative Agent, if applicable), in accordance with Section 12.07 hereof and substantially in the form of Exhibit B hereto or such other form acceptable to the Collateral Agent.

"Authorized Officer" means, with respect to any Person, the chief executive officer, chief operating officer, chief financial officer, treasurer or other financial officer performing similar functions, president or executive vice president of such Person or, if not applicable to any such Person, the authorized directors of the Board of Directors of such Person.

"Availability" means, at any time, the difference between (a) the Total Revolving Credit Commitment and (b) the aggregate outstanding principal amount of all Revolving Loans.

"Bankruptcy Code" means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.

"Batra Asset Purchase Agreement" means the Asset Purchase Agreement dated as of November 29, 2016 between Hi-Tec Sports PLC, incorporated and registered in England and Wales, Hi-Tec Sports UK Limited, incorporated and registered in England and Wales, Hi-Tec and Hi-Tec Sports France SA, incorporated and registered in France, as sellers, the Dutch Borrower, as the additional warrantor, and the Batra Partner, as buyer.

"Batra A/R" means the Book Debts, as such term is defined in the Batra Acquisition Agreement.

"Batra A/R Facility Loan" means the loan extended by Ravich Revocable Trust of 1989 to the Dutch Borrower pursuant to that certain Promissory Note made by the Dutch Borrower in favor of Ravich Revocable Trust of 1989, dated as of the Effective Date.

"Batra License Agreements" means, collectively, (x) the Apparel License Agreement dated as of November 29, 2016 by and between Hi-Tec, as licensor, and the Batra Partner, as licensee and (y) the Footwear License Agreement dated as of November 29, 2016 by and between Hi-Tec, as licensor, and the Batra Partner, as licensee.

"Batra Partner" means Batra Limited, incorporated and registered in England and Wales.

"Blocked Person" means any Person:

(a)      that (i) is identified on the list of "Specially Designated Nationals and Blocked Persons" published by OFAC; (ii) ordinarily resides, or is organized or chartered in a country or territory that is the subject of a comprehensive OFAC Sanctions Program; or (iii) a United States Person is prohibited from dealing or engaging in a transaction with under any of the Anti-Money Laundering and Anti-Terrorism Laws; and

(b)      that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in clause (a) above where dealings with that Person would be prohibited under applicable Anti-Money Laundering and Anti-Terrorism Laws

"Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Board of Directors" means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.

"Borrower" and "Borrowers" have the meanings specified therefor in the preamble hereto.

"Business Day" means (a) for all purposes other than as described in clause (b) below, any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, and (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London and, with respect to any such borrowing, payment or continuation of, or determination of interest rate on a Tranche B Term Loan, Amsterdam.

"Canadian Security Documents" means the Canadian pledge and security agreement, and all other documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Loan Parties, a Lien on any real or personal property of that Loan Party as security for the Obligations.

"Capital Expenditures" means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment" or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed, including all Capitalized Lease Obligations, obligations under synthetic leases and capitalized software costs that are paid or due and payable during such period and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Equity Interests of, any other Person; provided, that the term "Capital Expenditures" shall not include any such expenditures which constitute (i) expenditures financed with the proceeds received from any issuance of Indebtedness or from the sale or issuance of Equity Interests, (ii) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Loan Party) and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period), (iii) expenditures made with the proceeds of tenant allowances received by the Parent or any of its Subsidiaries from landlords in the ordinary course of business and subsequently capitalized, and (iv) the purchase price of equipment that is purchased substantially contemporaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

"Capitalized Lease" means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.

"Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within 360 days from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P‑1 by Moody's or A‑1 by Standard & Poor's; (c) certificates of deposit maturing not more than 360 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; and (f) marketable tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's, in each case, maturing within 270 days from the date of acquisition thereof and (g) in the case of any Foreign Subsidiary, cash and cash equivalents that are substantially equivalent in such jurisdiction to those described in clauses (a) through (f) above in respect of each country that is a member of the Organization for Economic Co-operation and Development.

"Cash Management Accounts" means the bank accounts of each Loan Party maintained at one or more Cash Management Banks listed on Schedule 8.01.

"Cash Management Bank" has the meaning specified therefor in Section 8.01(a).

"Cerberus" has the meaning specified therefor in the preamble hereto.

"CFC" means a controlled foreign corporation (as that term is defined in the Internal Revenue Code).

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

"Change of Control" means each occurrence of any of the following:

(a)      the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 33% of the aggregate outstanding voting or economic power of the Equity Interests of the Parent;

(b)      at any time, any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) has the ability to appoint a majority of the Board of Directors of the Parent;

(c)      the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of each other Loan Party and each of its Subsidiaries (other than in connection with any transaction permitted pursuant to Section 7.02(c)(i)), free and clear of all Liens (other than Permitted Specified Liens); or

(d)      a "Change of Control" (or any comparable term or provision) under or with respect to (i) any of the Equity Interests of the Parent or any of its Subsidiaries or (ii) any Indebtedness of the Parent or any of its Subsidiaries having an aggregate principal amount outstanding in excess of $750,000.

"Closing Representations and Warranties" means, collectively, (a) the Specified Acquisition Agreement Representations, (b) with respect to Parent and its Subsidiaries immediately prior to the Hi-Tec Acquisition, the Specified Representations and the representations and warranties contained in Sections 6.01(e) (as to the third sentence thereof only), 6.01(g)(i) (as to the second sentence thereof only), 6.01(j), 6.01(o) and 6.01(u), and (c) with respect to Hi-Tec, the Specified Representations.

"Collateral" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

"Collateral Agent" has the meaning specified therefor in the preamble hereto.

"Collateral Agent Advances" has the meaning specified therefor in Section 10.08(a).

"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

"Commitment Letter" means the Commitment Letter, dated as of November 29, 2016, by and between Parent and Cerberus.

"Commitments" means, with respect to each Lender, such Lender's Revolving Credit Commitment, Tranche A Term Loan Commitment and Tranche B Term Loan Commitment.

"Common Stock" means the common stock of the Parent, $0.02 par value per share.

"Compliance Certificate" has the meaning assigned to such term in Section 7.01(a)(iv).

"Consolidated EBITDA" means, with respect to any Person for any period:

(a)      the Consolidated Net Income of such Person for such period,

plus

(b)      without duplication, the sum of the following amounts for such period to the extent deducted in the calculation of Consolidated Net Income for such period:

(i)      any Tax expense and any provision for Taxes of each Borrower and their Subsidiaries, including, in each case, federal, state, provincial, foreign, unitary, franchise, excise, property, withholding and similar Taxes,

(ii)     Consolidated Net Interest Expense,

(iii)    any loss from extraordinary items,

(iv)     any depreciation and amortization expense,

(v)      any aggregate net loss on the Disposition of property (other than accounts and Inventory) outside the ordinary course of business,

(vi)     any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and Inventory), including, without limitation, any stock based compensation paid to any employees or directors of Parent,

(vii)    fees, costs and expenses (including attorneys' fees and costs) paid or reimbursed to any Agent or Lender in connection with the Loan Documents, including in connection with any amendments, waivers or modifications of the Loan Documents,

(viii)   any financing or closing expenses or charge related to the consummation of the Transactions incurred (x) in respect of such expenses or charges incurred on or prior to the Effective Date, in an aggregate amount not to exceed $14,562,191.34 and (y) in respect of such expenses and charges incurred after the Effective Date but no later than 6 months after the Effective Date, in an aggregate amount not to exceed $375,000 during the term of this Agreement,

(ix)     any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charges (less all fees and expenses related thereto) related to consolidation costs, restructuring costs, severance and relocation costs, retention, severance and systems establishment costs, the integration of the Hi-Tec business and the transition of the Hi-Tec business into a licensing model (including expenses relating to headcount reduction severance and termination of certain agreements in connection therewith) not to exceed (x) with respect to the Hi-Tec Acquisition, the amounts disclosed in writing to the Administrative Agent prior to the Effective Date, provided such amounts are incurred within the time periods so disclosed in writing to the Administrative Agent and do not exceed $4,250,000 in the aggregate for all such items, (y) with respect to operating improvements incorporated by the Parent and disclosed in writing to the Administrative Agent prior to the Effective Date for the fiscal quarters ended January 30, 2017 and April 30, 2017, provided that such amounts do not exceed for all such items in the aggregate $1,200,000 less the amounts of actual operating improvements achieved for any period in which amounts under this subclause (y) are included in the calculation of Consolidated EBITDA and (z) with respect to all other losses, expenses or charges, $750,000 in the aggregate for  any such period, provided that with respect to each such charge, (A) such charge must have been incurred within 12 months from the related action or event and (B) the Parent shall have delivered to the Administrative Agent a certificate of an Authorized Officer specifying and quantifying such charge,

(x)      costs and expenses incurred in such period to the extent actually reimbursed by third parties in such period pursuant to indemnification, contribution or other reimbursement obligations to the extent that such amounts so reimbursed are not otherwise already included in the calculation of Consolidated Net Income,

(xi)     charges, costs, fees and expenses paid in connection with any transaction (or any transaction proposed and not consummated) permitted under this Agreement, including (1) the consummation of a Permitted Acquisition (including, without limitation, any Indebtedness or equity issued to finance such acquisition), (2) the issuance or offering of any Equity Interest and (3) the making of any other Permitted Investments, in each case (A) if such transaction is consummated, only to the extent such charges, costs, fees and expenses are included in the use of proceeds in connection with the consummation of such transaction and (B) for all such transactions that are not consummated, only to the extent that the aggregate amount of such charges, costs, fees and expenses shall not exceed $150,000 for the first four full fiscal quarters following the Effective Date and $350,000 for any four fiscal quarter period thereafter,

(xii)    non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations,

(xiii)   to the extent not otherwise included in the determination of Consolidated Net Income for such period, proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as the Parent in good faith expects the Parent and its Subsidiaries to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated EBITDA at the end of such four fiscal quarter period)), minus

(c)      without duplication, the sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period:

(i)      any Tax credit for Taxes of each Borrower and their Subsidiaries, including, in each case, federal, state, provincial, foreign, unitary, franchise, excise, property, withholding and similar Taxes,

(ii)     any gain from extraordinary items,

(iii)    any aggregate net gain from the Disposition of property (other than accounts and Inventory) outside the ordinary course of business,

(iv)     any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Equity Interest, and

(v)      non-cash exchange, translation, or performance gains relating to any hedging transactions or foreign currency fluctuations;

in each case, determined on a consolidated basis in accordance with GAAP.

Notwithstanding anything contained herein, for purposes of determining Consolidated EBITDA under this Agreement, Consolidated EBITDA for the fiscal quarters ended (x) April 30, 2016 shall be deemed to be $7,195,000, (y) July 30, 2016 shall be deemed to be $5,215,000 and (z) with respect to the Hi-Tec Entities only, October 31, 2016 shall be deemed to be $1,524,000.

"Consolidated Net Income" means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period determined in accordance with GAAP; provided,  however, that the following shall be excluded:  (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries, (d) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness, (e) any accruals or reserves incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription agreement or any distributor equity plan or agreement, and (f) any (1) good will or other asset impairment charges, write-offs or write-downs or (2) amortization of intangible assets.

"Consolidated Net Interest Expense" means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense), (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit, and (iii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

"Contingent Indemnity Obligations" means any Obligation constituting a contingent, unliquidated indemnification obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.

"Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided,  however, that the term "Contingent Obligation" shall not include (a) any product warranties extended in the ordinary course of business, (b) endorsements of instruments for deposit or collection in the ordinary course of business, or (c) indemnities incurred in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control Agreement" means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, (a) an agreement, in form and substance satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant "control" (as defined under the applicable UCC) over such account to the Collateral Agent and (b) if administered or held with any financial institution in the Netherlands, a notification of pledge to be sent in connection with the Dutch Security Agreement by any relevant Loan Party to the relevant financial institution and which notification of pledge is to be countersigned for consent to and acknowledgement of any such right of pledge on behalf of the relevant financial institution.

"Credit Limiter" means (x) the product of (I) Consolidated EBITDA of the Parent and its Subsidiaries for the 12 consecutive fiscal month period most recently concluded multiplied by (II) the then in effect Leverage Ratio used as the test level under Section 7.03(a), less (y) the sum of the outstanding aggregate amount of all Indebtedness described in clauses (a), (b), (c), (d), (e) and (f) in the definition thereof (including, for the avoidance of doubt, all outstanding Term Loans and Revolving Loans) of the Parent and its Subsidiaries as of the end of such period.

"Current Value" has the meaning specified therefor in Section 7.01(m).

"Debtor Relief Law" means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium,

rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

"Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Defaulting Lender" means any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender's good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Administrative Borrower, or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Administrative Borrower, to confirm in writing to the Administrative Agent and the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity.  Notwithstanding anything to the contrary herein, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Administrative Borrower and each Lender.

"Disbursement Letter" means a disbursement letter, in form and substance reasonably satisfactory to the Collateral Agent, by and among the Borrowers, the Agents, the Lenders and the other Persons party thereto, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the transactions contemplated to occur on the Effective Date.

"Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.  For purposes of clarification, "Disposition" shall include (a) the sale or other disposition for value of any contracts or (b) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification).

"Disqualified Equity Interests" means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 91 days after the Final Maturity Date.

"Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.

"Domestic Subsidiary" means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

"Dutch Borrower" has the meaning specified therefor in the preamble hereto.

"Dutch Deeds of Pledge of Shares" means, collectively:

(a)      the Dutch law deed of pledge of shares of all issued and outstanding shares in the capital of the Dutch Borrower between the Collateral Agent, as pledgee, Cherokee Inc., as pledgor, and the Dutch Borrower as the company;

(b)      the Dutch law deed of pledge of shares of all issued and outstanding shares in the capital of Hi-Tec between the Collateral Agent, as pledgee, the Dutch Borrower, as pledgor, and the Hi-Tec as the company;

(c)      the Dutch law deed of pledge of shares of all issued and outstanding shares in the capital of Hi-Tec International Holdings B.V. between the Collateral Agent, as pledgee, Hi-Tec Sports PLC, as pledgor, and Hi-Tec International Holdings B.V. as the company; and

(d)      the Dutch law deed of pledge of shares of all issued and outstanding shares in the capital of Hi-Tec Nederland B.V. between the Collateral Agent, as pledgee, Hi-Tec Sports PLC, as pledgor, and Hi-Tec Nederland B.V. as the company.

"Dutch Security Agreement" means the Dutch law security agreement between, among others, the Collateral Agent, as pledgee, and each of the Dutch Borrower, Hi-Tec, Hi-Tec International Holdings B.V. and Hi-Tec Nederland B.V., as pledgors.

"Dutch Security Documents" means, collectively, the Dutch Security Agreement and the Dutch Deeds of Pledge of Shares.

"Eastman Asset Purchase Agreements" means, collectively, (i) the Asset Purchase Agreement dated as of November 29, 2016 between Hi-Tec Sports USA, Inc., a California corporation, as seller, the Dutch Borrower, the Parent, and the Eastman Partner, as buyer and (ii) the Asset Purchase Agreement dated as of November 29, 2016 between Hi-Tec Sports (Canada) Ltd., an Ontario corporation, as seller, the Dutch Borrower, the Parent and the Eastman Partner, as buyer.

"Eastman License Agreement" means the License Agreement dated as of December 7, 2016 by and between Hi-Tec, as licensor, and the Eastman Partner, as licensee.

"Eastman Partner" means Carolina Footwear Group, LLC, a New York limited liability company, d/b/a Hi-Tec Footwear North America (or in the United States, Hi-Tec Sports USA, or in Canada, Hi-Tec Sports Canada).

"Effective Date" has the meaning specified therefor in Section 5.01.

"Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the 6 calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

"Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other written communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (b) from adjoining properties or businesses; or (c) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other Requirement of Law, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or the Release, of any Hazardous Materials into the environment.

"Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (a) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (b) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

"Equity Interests" means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable, but in each case, excluding (a) any debt security that is convertible into or exchangeable for any such shares (or such other equity interests) prior to the conversion or exchange and (b) any stock appreciation rights, interests in phantom equity plans or similar rights or interests.

"Equity Issuance" means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by the Parent of any cash capital contributions.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time.

"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

"Equity Offering" means the offering of the Parent’s Common Stock pursuant to and as described in the Prospectus.

"Escrow Agent" means ABN AMRO Bank N.V. (trading as ABN AMRO Escrow & Settlement), as escrow agent under the Escrow Agreement.

"Escrow Agreement" means that certain Escrow Agreement dated as December 5, 2016 by and among Sunningdale Corporation Limited, as the seller, the Dutch Borrower, as the buyer, the Batra Partner and the Eastman Partner, as the APA purchasers, Cerberus, as the agent, and the Escrow Agent, in form and substance reasonably satisfactory to the Agents.

"Event of Default" has the meaning specified therefor in Section 9.01.

"Excess Cash Flow" means, with respect to any Person for any period, (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, less (b) the sum of, without duplication, (i) all cash principal payments (excluding any principal payments made pursuant to Section 2.05(b) or Section 2.05(c)) on the Loans made during such period (but, in the case of the Revolving Loans, only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments), and all cash principal payments on Indebtedness (other than Indebtedness incurred under this Agreement) of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement (but, in the case of revolving loans, only to the extent that the revolving credit commitment in respect thereof is permanently reduced by the amount of such payments), (ii) all Consolidated Net Interest Expense to the extent paid or payable in cash during such period, (iii) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Capital Expenditures to the extent financed through the incurrence of Indebtedness or through an Equity Issuance), (iv) all scheduled loan servicing fees and other similar fees in respect of Indebtedness of such Person or any of its Subsidiaries paid in cash during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (v) income taxes paid in cash by such Person and its Subsidiaries for such period, (vi) the excess, if any, of Working Capital at the end of such period over Working Capital at the beginning of such period (or minus the excess, if any, of Working Capital at the beginning of such period over Working Capital at the end of such period) and (vii) to the extent paid in such period, the cash portion of any amounts added back to the definition of Consolidated EBITDA pursuant clauses (b)(vii), (b)(viii), (b)(ix) and (b)(x) of the definition thereof.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Account" means (a) any deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party's employees and (b) any Petty Cash Accounts.

"Excluded Subsidiary" means:

(a)      any Immaterial Subsidiary;

(b)      any Subsidiary that is prohibited by applicable Requirements of Law or third party Contractual Obligation (which Contractual Obligation exists on the Effective Date or at the time of acquisition of such Subsidiary and is not entered into in contemplation of the Effective Date or such acquisition) from providing a Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a Guaranty that has not been obtained or where the provision of such Guaranty would otherwise result in material adverse tax consequences, in each case, as reasonably determined by the Collateral Agent and the Administrative Borrower;

(c)      any Subsidiary to the extent it is not within the legal capacity of such Person to provide a Guaranty or the provision of a Guaranty would conflict with the fiduciary duties of such Person's directors or result in a material risk of personal or criminal liability for any officer or director of such Person, in each case, as reasonably determined by the Collateral Agent and the Administrative Borrower;

(d)      with respect to the U.S. Obligations only (without excluding such Subsidiary from any obligations it may otherwise have hereunder or under the other Loan Documents to guarantee and/or pledge stock and assets with respect to the Foreign Obligations), any Subsidiary that is a direct or indirect Subsidiary of a U.S. Loan Party and is a (i) CFC or (ii) a direct or indirect Subsidiary of a CFC; and

(e)      any other Subsidiary to the extent that the cost, burden, difficulty or consequence of providing a Guaranty and/or granting or perfecting a security interest in its assets outweighs or is disproportionate to the benefit of the security afforded thereby as reasonably determined by the Administrative Borrower and the Collateral Agent.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.09(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

"Executive Order No. 13224" means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"Existing Credit Facilities" means, collectively, (a) the Credit Agreement dated September 4, 2012 (as amended or otherwise modified), among, inter alios, the Parent, as borrower, and JPMorgan Chase Bank, N.A., as lender, and the related documents, agreements and instruments entered into or delivered in connection therewith, (b) the Second Amended and Restated Loan and Security Agreement, dated as of March 17, 2006 (as amended or otherwise modified), among, inter alios,  Hi-Tec USA Sports USA Inc., Hi-Tec Retail, Inc. and Hi-Tec Sports (Canada) Ltd, as borrowers, and Bank of America, N.A., as lender, and the related documents, agreements and instruments entered into or delivered in connection therewith and (c) the Financial Services Agreement, dated as of March 13, 2015 (as amended or otherwise modified), among Hi-Tec Nederland B.V., Hi-Tec Sports International Holdings B.V. and Hi-Tec Sports UK Ltd., as borrowers, and Deutsche Bank AG, Amsterdam Branch, as lender, and the related documents, agreements and instruments entered into or delivered in connection therewith.

"Existing Lenders" means the lenders and/or any other financial institutions providing credit or other financial accommodations under the Existing Credit Facilities.

"Extraordinary Receipts" means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(ii) or (iii) hereof), including, without limitation, (a) foreign, United States, state or local tax refunds (but excluding any tax credits applied to future years), (b) pension plan reversions, (c) proceeds of insurance including without limitation under the warranty and indemnity insurance policy issued by AIG Europe Limited in connection with the Transactions, for the benefit of the Dutch Borrower and/or its Affiliates (other than to the extent such insurance proceeds are (i) immediately payable to a Person that is not the Parent or any of its Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business or (ii) received by the Parent or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (other than to the extent all or any portion of amounts so received are (i) immediately payable to a Person that is not an Affiliate of the Parent or any of its Subsidiaries or (ii) received by the Parent or any of its Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person), (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of the Parent or any of its Subsidiaries or (ii) received by the Parent or any of its Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person) and (g) any purchase price adjustment (other than in respect of estimated third party net debt) received in connection with the Hi-Tec Acquisition Agreement.

"Facility" means the fee owned real property of the Loan Parties identified on Schedule 1.01(B) and any New Facility hereafter acquired by the Parent or any of its Subsidiaries, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.

"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.

"FATCA" means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any applicable intergovernmental agreement entered into thereunder, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements entered in connection therewith.

"FCPA" has the meaning specified therefor in Section 6.01(bb).

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Fee Letter" means the Fee Letter, originally dated as of November 29, 2016 and as amended and restated as of December 7, 2016, by and between the Parent and Cerberus.

"Final Maturity Date" means December 7, 2021.

"Financial Statements" means (a) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Years ended January 31, 2015 and January 30, 2016, and the related consolidated statements of income, stockholders' equity and cash flows for the Fiscal Years then ended, (b) the unaudited consolidated balance sheet of the Parent and its Subsidiaries as of September, 2016, and the related consolidated statements of income, stockholders' equity and cash flows for the eight months then ended, (c) the audited consolidated balance sheet of the Hi-Tec Entities for the fiscal years of Hi-Tec ended December 31, 2014 and December 31, 2015, and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal years then ended, (d) the unaudited consolidated balance sheet of the Hi-Tec Entities as of October 31, 2016, and the related consolidated statements of income, stockholders' equity and cash flows for the ten months then ended, and (e) the unaudited consolidated balance sheet and the related consolidated statements of income, stockholders' equity and cash flows of the Hi-Tec Entities for each fiscal month of Hi-Tec ended at least 30 days subsequent to the period described in clause (d) and prior to the Effective Date.

"Fiscal Year" means the fiscal year of the Parent and its Subsidiaries comprised of a 52- or 53-week period ending on the Saturday nearest to January 31.

"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of (a) (1) Consolidated EBITDA of such Person and its Subsidiaries for such period minus (2) Capital Expenditures made in cash by such Person and its Subsidiaries during such period to (b) the sum of (i) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid during such period to the extent there is an equivalent permanent reduction in the commitments thereunder, plus (ii) Consolidated Net Interest Expense paid in cash of such Person and its Subsidiaries for such period, plus (iii) income taxes paid in cash by such Person and its Subsidiaries during such period, plus (iv) cash dividends or distributions paid, or the purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation), by such Person or any of its Subsidiaries, in respect of the Equity Interests of such Person or any of its Subsidiaries (other than dividends or distributions paid by a Loan Party to any other Loan Party) during such period; provided that the amounts set forth in clauses (a)(2) and (b)(i) through (b)(iv) above shall be calculated on an Annualized Basis.

"Foreign Corresponding Liabilities" means the Foreign Obligation of a Foreign Loan Party, excluding its Foreign Parallel Liability.

"Foreign Loan Party" means the Dutch Borrower and each Foreign Subsidiary of Parent that is a Subsidiary Guarantor.

"Foreign Obligations" means any portion of the Obligations arising under or in connection with the Tranche B Term Loan.

"Foreign Official" has the meaning specified therefor in Section 6.01(bb).

"Foreign Parallel Liability" means a Foreign Loan Party’ undertaking pursuant to Section 12.26.

"Foreign Security Documents" means, collectively, the Dutch Security Documents, the UK Security Documents, the Canadian Security Documents, and any other documents create or purport to create a Lien under the laws of the relevant foreign jurisdiction outside the United States.

"Foreign Sovereign Immunities Act" means the US Foreign Sovereign Immunities Act of 1976 (28 U.S.C. Sections 1602-1611), as amended.

"Foreign Subsidiary" means any Subsidiary of Parent that is not a Domestic Subsidiary.

"France Asset Purchase Agreement" means the asset purchase agreement and/or other instrument(s) of transfer between Hi-Tec Sports PLC, incorporated and registered in England and Wales, and/or its one or more of its Affiliates, relating to the sale of Inventory in France, on terms and conditions reasonably satisfactory to the Agents.

"Funding Losses" has the meaning specified therefor in Section 2.08.

"GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this

Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

"Governing Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed to effectuate its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

"Governmental Authority" means any nation or government, any foreign, Federal, state, territory, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guaranteed Obligations" has the meaning specified therefor in Section 11.01.

"Guarantor" means (a) each Subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto (including any Subsidiary Guarantor), and (b) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

"Guaranty" means (a) the guaranty of each Guarantor party hereto contained in Article XI hereof and (b) each other guaranty, in form and substance reasonably satisfactory to the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.

"Hazardous Material" means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or endangers the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant,  hazardous waste or toxic substance which is defined or identified in any Environmental Law and which is present in the environment in such quantity that it violates any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any asbestos-containing materials.

"Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

"Hi-Tec" means Hi-Tec Sports International Holdings B.V., a private company with limited liability incorporated under the laws of the Netherlands, having its statutory seat (statutaire zetel) in Amsterdam, the Netherlands and registered with the Dutch trade register under number 55297587.

"Hi-Tec Acquisition" means the acquisition by Parent and/or its Affiliates of the entire issued and outstanding share capital of Hi-Tec pursuant to the Hi-Tec Acquisition Agreement.

"Hi-Tec Acquisition Agreement" means that certain Share Purchase Agreement (including the schedules, annexes and other attachments thereto), dated as of November 29, 2016, relating to the sale and purchase of the entire issued and outstanding share capital of Hi-Tec by and among Sunningdale Corporation Limited, a company incorporated under the law of Malta, as seller, the Dutch Borrower, as purchaser, and the Parent, as guarantor.

"Hi-Tec Acquisition Documents" means the Hi-Tec Acquisition Agreement and all other agreements, instruments and other documents related thereto or executed in connection therewith.

"Hi-Tec Dispositions" means, collectively, the sales and/or transfers by the applicable Hi-Tec Entities to the applicable Hi-Tec Operating Partners pursuant to the Asset Purchase Agreements of the working capital and other assets of the Hi-Tec Entities sold or otherwise transferred in accordance with the Asset Purchase Agreements.

"Hi-Tec Entities" means, collectively, Hi-Tec, together with its Subsidiaries being acquired in connection with the Hi-Tec Acquisition.

"Hi-Tec License Agreements" means, collectively, the Batra License Agreements, the Eastman License Agreement and the South Africa License Agreement.

"Hi-Tec Operating Partners" means the Eastman Partner, the Batra Partner and the South Africa Partner.

"Highest Lawful Rate" means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Holdout Lender" has the meaning specified therefor in Section 12.02(b).

"Immaterial Subsidiary" means, at any time, any Subsidiary that (i) contributed $150,000 or less of the Consolidated EBITDA of the Parent and its Subsidiaries for the four consecutive fiscal quarter period most recently ended for which financial statements have been delivered or were required to have been delivered, (ii) contributed $150,000 or less of the revenues of the Parent and its Subsidiaries for the four consecutive fiscal quarter period most recently ended for which financial statements have been delivered or were required to have been delivered, and (iii) had assets representing $150,000 or less on the last day of the four consecutive fiscal quarter period most recently ended for which financial statements have been delivered or were required to have been delivered; provided that (A) no Subsidiary that owns any Intellectual Property or contributes licensing revenue of the Parent and its Subsidiaries shall be an Immaterial Subsidiary for purposes of this Agreement and (B) if at any time and from time to time after the Effective Date, Immaterial Subsidiaries comprise in the aggregate more than $750,000 of the Consolidated EBITDA of the Parent and its Subsidiaries for the four consecutive fiscal quarter period most recently ended for which financial statements have been delivered or were required to have been delivered, or more than $750,000 of the revenues of the Parent and its Subsidiaries for the four consecutive fiscal quarter period most recently ended for which financial statements have been delivered or were required to have been delivered or more than $750,000 of the consolidated assets of the Parent and its Subsidiaries as of the end of the four consecutive fiscal quarter period most recently ended for which financial statements have been delivered or were required to have been delivered, then the Parent shall, not later than 30 days after the date by which financial statements for such period are required to be delivered, designate in writing to the Administrative Agent that one or more of such Subsidiaries is no longer an Immaterial Subsidiary for purposes of this Agreement to the extent required such that the foregoing condition ceases to be true.  As of the Effective Date, the Immaterial Subsidiaries are listed on Schedule 1.01(D).

"Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 90 days after the date such payable was created and any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) the undrawn face amount of all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis reasonably satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided,  however, that the amount of Indebtedness in which recourse is limited to an identified asset shall be equal to the lesser of (A) the amount of such obligation and (B) the fair market value of such asset. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer, to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in or relationship with such entity.

"Indemnified Matters" has the meaning specified therefor in Section 12.15.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

"Indemnitees" has the meaning specified therefor in Section 12.15.

"Initial Revenue Period" has the meaning specified therefor in Section 9.01(l).

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

"Intellectual Property" has the meaning specified therefor in the Security Agreement.

"Intellectual Property Contracts" means all agreements concerning Intellectual Property, including without limitation license agreements, technology consulting agreements, confidentiality agreements, co-existence agreements, consent agreements and non-assertion agreements.

"Intercompany Subordination Agreement" means an Intercompany Subordination Agreement made by the Parent and its Subsidiaries in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.

"Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Reference Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided,  however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2 or 3 months after the date on which the

Interest Period began, as applicable, and (e) the Borrowers may not elect an Interest Period which will end after the Final Maturity Date.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

"Inventory" means, with respect to any Person, all goods and merchandise of such Person leased or held for sale or lease by such Person, including, without limitation, all raw materials, work-in-process and finished goods, and all packaging, supplies and materials of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account or cash.

"Investment" means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, less all return of principal and other cash returns thereof.

"Joinder Agreement" means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

"Lease" means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

"Lender" has the meaning specified therefor in the preamble hereto.

"Leverage Ratio" means, with respect to any Person and its Subsidiaries for any period, the ratio of (a) all Indebtedness described in clauses (a), (b), (c), (d), (e) and (f) in the definition thereof (including, for the avoidance of doubt, all outstanding Term Loans and Revolving Loans, but excluding any letters of credit to the extent such letters of credit are cash collateralized) of such Person and its Subsidiaries as of the end of such period to (b) Consolidated EBITDA of such Person and its Subsidiaries for such period.

"LIBOR" means, with respect to any LIBOR Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the "Screen Rate") at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided,  that, if the Screen Rate shall not be available at such time for such Interest Period (an "Impacted Interest Period") with respect to Dollars, then the LIBOR Rate shall be the Interpolated Rate at such time.  "Interpolated Rate" means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time. Notwithstanding anything herein to the contrary, if "LIBOR" shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"LIBOR Deadline" has the meaning specified therefor in Section 2.07(a).

"LIBOR Notice" means a written notice substantially in the form of Exhibit D.

"LIBOR Option" has the meaning specified therefor in Section 2.07(a).

"LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100%) by dividing (i) LIBOR for such Interest Period by (ii) 100% minus the Reserve Percentage; provided,  however, that, if the LIBOR Rate determined as provided above would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

"LIBOR Rate Loan" means each portion of a Loan (other than a Reference Rate Loan) that bears interest at a rate determined by reference to the LIBOR Rate.

"Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

"Loan" means any Term Loan or any Revolving Loan made by an Agent or a Lender to the Borrowers pursuant to Article II hereof.

"Loan Account" means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

"Loan Document" means this Agreement, the Acquisition Collateral Assignment, any Control Agreement, the Disbursement Letter, the Fee Letter, any Guaranty, any Security Document, the Intercompany Subordination Agreement, any Joinder Agreement, any Mortgage,

any UCC Filing Authorization Letter, any landlord waiver, any collateral access agreement, any Perfection Certificate and any other agreement, instrument, certificate, report and other document required to be executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

"Loan Party" means any Borrower and any Guarantor.

"Material Adverse Effect" means a material adverse effect on any of (a) the operations, assets, liabilities or financial condition of the Loan Parties taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform any of their payment obligations and other material obligations, in each case, under the Loan Documents, (c) the legality, validity or enforceability against a Loan Party of this Agreement or any other Loan Document, (d) the rights and remedies of any Agent or any Lender under any Loan Document (other than as a result of an action or a failure to take an action on the part of any Agent within its reasonable control after having been provided with the information required by the Loan Documents), or (e) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on Collateral having a fair market value in excess of $1,000,000.

"Material Contract" means, with respect to any Person, (a) any license or other contract or agreement with an annual minimum consideration payable by or to Parent and/or its Subsidiaries in an amount in excess of $2,500,000 and (b) all other licenses or other contracts or agreements as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

"Maximum Revolver Amount" means the lesser of (A) $5,000,000 and (B) an amount of Revolving Loans which would not result in the Credit Limiter being exceeded.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Mortgage" means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding 6 years.

"Net Cash Proceeds" means, with respect to, any issuance or incurrence of any Indebtedness, any Equity Issuance, any Disposition or the receipt of any Extraordinary Receipts by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) in the case of any Disposition or the receipt of any Extraordinary Receipts consisting of insurance proceeds or condemnation awards, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement) together with the interest, fees and premiums or penalties related thereto, (b) reasonable expenses related thereto (including fees, indemnity, discounts, commissions and salary and other employee-related expenses) incurred by such Person or such Subsidiary in connection therewith, (c) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, (d)  income or gains taxes estimated in good faith to be payable by the seller (or any direct or indirect parent of the seller) as a result of any gain recognized in connection with such Disposition (or income recognized as a result of a dividend or repatriation of the proceeds of such Disposition) during the tax period the sale occurs (after taking into account any applicable tax credits or deductions and any tax sharing arrangements), (e) amounts provided as a reserve, in accordance with GAAP, against (i) any liabilities under any indemnification obligations or purchase price adjustments associated with such Disposition or (ii) any other liabilities retained by the Parent or any of its Subsidiaries associated with the properties sold in such Disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liability and indemnification obligations associated with such Disposition and (f) any amount funded into an escrow established pursuant to the documents evidencing any such Disposition to secure or otherwise provide for any indemnification obligations or adjustments to the purchase price; provided, that, in any case, upon release of any such reserves or escrow, the amount released shall be considered Net Cash Proceeds, in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses and taxes referred to in clause (d) above, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof.

"New Facility" has the meaning specified therefor in Section 7.01(m).

"New Lending Office" has the meaning specified therefor in Section 2.09(d).

"Non-U.S. Lender" has the meaning specified therefor in Section 2.09(d).

"Notice of Borrowing" has the meaning specified therefor in Section 2.02(a).

"Obligations" means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01.  Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, premiums (including the Applicable Premium), attorneys' fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

"OFAC Sanctions Programs" means (a) the Requirements of Law and Executive Orders administered by OFAC, including, without limitation, Executive Order No. 13224, and

(b) the list of Specially Designated Nationals and Blocked Persons administered by OFAC, in each case, as renewed, extended, amended, or replaced.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Taxes"  means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).

"Parent" has the meaning specified therefor in the preamble hereto.

"Participant Register" has the meaning specified therefor in Section 12.07(i).

"Payment Office" means the Administrative Agent's office located at 875 Third Avenue, New York, New York 10022, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Administrative Borrower.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Perfection Certificate" means a certificate in form and substance reasonably satisfactory to the Collateral Agent providing information with respect to the property of each Loan Party.

"Permitted Acquisition" means any Acquisition by a Loan Party to the extent that each of the following conditions shall have been satisfied:

(a)      no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b)      the Borrowers shall have furnished to the Agents at least 10 days prior to the consummation of such Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of any Agent, such other information and documents that any Agent may request, including, without limitation, drafts of the material agreements, instruments or other documents pursuant to which such Acquisition is to be consummated, (ii) a pro forma balance sheet and income statement of the Parent and its Subsidiaries after the consummation of such Acquisition as of the most recent fiscal quarter (in the case of such balance sheet) and for the four fiscal quarter period most recently concluded (in the case of such income statement) in the form of the quarterly financial statements delivered or required to have been delivered pursuant to Section 7.01(a)(ii), and (iii) a certificate of the chief financial officer of the Parent, demonstrating on a pro forma basis compliance, as at the end of the most recently ended fiscal quarter for which internally prepared financial statements are available, with all covenants set forth in Section 7.03 hereof after the consummation of such Acquisition;

(c)      the agreements, instruments and other documents referred to in paragraph (c) above shall provide that (i) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Seller or Sellers (except for Permitted Indebtedness), and (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens;

(d)      such Acquisition shall be effected in such a manner so that the acquired assets or Equity Interests are owned by a Loan Party and, if effected by merger or consolidation, such Loan Party shall be the continuing or surviving Person;

(e)      the Borrowers shall have Availability plus Qualified Cash in an amount equal to or greater than $5,000,000 immediately after giving effect to the consummation of the proposed Acquisition;

(f)      the assets being acquired or the Person whose Equity Interests are being acquired did not have negative Consolidated EBITDA during the four fiscal quarter period most recently concluded prior to the date of the proposed Acquisition;

(g)      the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within a Specified Jurisdiction or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within a Specified Jurisdiction;

(h)      such Acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Parent or any of its Subsidiaries or an Affiliate thereof;

(i)      any such Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b) on or prior to the date of the consummation of such Acquisition; and

(j)      the Purchase Price payable in respect of all Acquisitions (including the proposed Acquisition) shall not exceed $10,000,000 in the aggregate during the term of this Agreement.

"Permitted Disposition" means:

(a)      sale of Inventory in the ordinary course of business;

(b)      licensing or sublicensing, on an exclusive or non-exclusive basis, Intellectual Property rights in the ordinary course of business;

(c)      leasing or subleasing assets in the ordinary course of business;

(d)      (i) the lapse of Registered Intellectual Property of the Parent and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of Intellectual Property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Secured Parties;

(e)      any involuntary loss, damage or destruction of property;

(f)      any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(g)      so long as no Event of Default has occurred and is continuing or would result therefrom, transfers of assets (i) from the Parent or any of its Subsidiaries to a Loan Party (other than from a U.S. Borrower or Unrestricted Guarantor to or in the Dutch Borrower or any Restricted Guarantor) and (ii) from any Subsidiary of the Parent that is not a Loan Party to any other Subsidiary of the Parent;

(h)      Disposition of obsolete, surplus, uneconomical or worn-out property in the ordinary course of business;

(i)      use and disposition of cash and Cash Equivalents in a manner not prohibited by this Agreement;

(j)      the making of Permitted Investments and Permitted Restricted Payments and the granting of Permitted Liens and the issuance of Equity Interests (other than Disqualified Equity Interests);

(k)      Dispositions (including discounts, cancellation or forgiveness) of Accounts Receivable in connection with the collection or compromise thereof in the ordinary course of business;

(l)      Dispositions in connection with the unwinding of any Hedging Agreement pursuant to its terms;

(m)     any surrender, waiver, settlement, compromise, modification or release of contractual rights in the ordinary course of business, or the settlement, release or surrender of tort or other claims of any kind;

(n)      any Disposition related to any transaction permitted by Section 7.02(c)(i);

(o)      the Disposition of Inventory located in France pursuant to the France Asset Purchase Agreement; and

(p)      Disposition of property or assets not otherwise permitted in clauses (a) through (o) above for cash in an aggregate amount not less than the fair market value of such property or assets;

provided that the Net Cash Proceeds of such Dispositions (including the proposed Disposition) (1) in the case of clauses (h) and (p) above, do not exceed $500,000 in the aggregate in any Fiscal Year and (2) in all cases, are paid to the Administrative Agent for the benefit of the Agents and the Lenders pursuant to the terms of Section 2.05(c)(ii) or applied as provided in Section 2.05(c)(v).

"Permitted Indebtedness" means:

(a)      any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;

(b)      any other Indebtedness listed on Schedule 7.02(b), and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c)      Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(d)      Permitted Intercompany Investments;

(e)      Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds or similar obligations or in respect of worker’s compensation claims, and reimbursement obligations in respect of any of the foregoing;

(f)      Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties or their Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(g)      the incurrence by any Loan Party or their Subsidiaries of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party's or their Subsidiaries’ operations and not for speculative purposes;

(h)      Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called "procurement cards" or "P-cards") or other similar cash management services, in each case, incurred in the ordinary course of business;

(i)      Indebtedness of the Parent or any of its Subsidiaries in respect of letters of credit in the ordinary course of business in an aggregate face amount not exceeding $2,000,000 at any time outstanding; provided that, at or prior to the time such Indebtedness is incurred the Parent or any of its Subsidiaries shall be the beneficiary of a letter of credit in the face amount in excess of the letter of credit that was issued for the account of the Parent or such Subsidiary;

(j)      contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions;

(k)      Indebtedness of a Person whose assets or Equity Interests are acquired by the Parent or any of its Subsidiaries in a Permitted Acquisition in an aggregate amount not to exceed $500,000 at any one time outstanding; provided, that such Indebtedness (i) is either Permitted Purchase Money Indebtedness or a Capitalized Lease with respect to equipment or mortgage financing with respect to a Facility, (ii) was in existence prior to the date of such Permitted Acquisition, and (iii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition;

(l)      Subordinated Indebtedness in an aggregate amount not exceeding $1,000,000 at any time outstanding;

(m)     Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfers of funds, so long as such Indebtedness is repaid in full within 2 Business Days of the incurrence thereof;

(n)      Contingent Obligations in respect of Indebtedness or other Obligations incurred in the ordinary course of business, in each case permitted to be incurred pursuant to this definition;

(o)      Indebtedness under the Batra A/R Facility Loan in the initial principal amount of $5,000,000; provided that such Indebtedness is Subordinated Indebtedness;

(p)      unsecured Indebtedness in an aggregate principal amount not exceeding $500,000 at any time outstanding; and

(q)      Indebtedness consisting of the financing of insurance premiums to the extent non-recourse to the Parent and its Subsidiaries (other than to the insurance premiums).

"Permitted Intercompany Investments" means Investments made by (a) a Loan Party to or in another Loan Party (other than by a U.S. Borrower or Unrestricted Guarantor to or in the Dutch Borrower or any Restricted Guarantor), (b) a Subsidiary that is not a Loan Party to or in another Subsidiary that is not a Loan Party, (c) a Subsidiary that is not a Loan Party to or in a Loan Party, so long as, in the case of a loan or advance, the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to or in a Subsidiary that is not a Loan Party or in the Dutch Borrower or a Restricted Guarantor so long as (i) the aggregate amount of all such Investments made by the Loan Parties to or in Subsidiaries that are not Loan Parties or in the Dutch Borrower or a Restricted Guarantor does not exceed $250,000 at any time outstanding, (ii) no Default or Event of Default has occurred and is continuing either before or after giving effect to such Investment, and (iii) the Borrowers have Availability plus Qualified Cash of not less than $5,000,000 after giving effect to such Investment.

"Permitted Investments" means:

(a)      Investments in cash and Cash Equivalents;

(b)      Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c)      advances made in connection with purchases of goods or services in the ordinary course of business;

(d)      Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e)      Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule (unless such increase is otherwise permitted under another clause of this definition) or any other modification of the terms thereof;

(f)      Indebtedness constituting an Investment to the extent permitted under Section 7.02(b);

(g)      any Foreign Loan Party may capitalize or forgive any Indebtedness owed to them by any other Loan Party;

(h)      any Loan Party may hold Investments to the extent such Investments reflect an increase in the value of the Investments;

(i)      the Loan Parties and their Subsidiaries may (i) acquire and hold Accounts Receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, or (ii) make lease, utility and other similar deposits or any other deposit in the ordinary course of business;

(j)      loans and advances to directors, employees and officers of the Loan Parties and their Subsidiaries (i) for bona fide business purposes, in an aggregate amount not to exceed $250,000 at any time outstanding and (ii) to the extent such loans or advances are non-cash, to purchase Equity Interests of the Parent;

(k)      Investments consisting of earnest money required in connection with a Permitted Acquisition or other Permitted Investments;

(l)      Permitted Intercompany Investments;

(m)     Permitted Acquisitions;

(n)      Investments in Hedging Agreements in the ordinary course of business and for non-speculative purposes;

(o)      Investments held by a Person that becomes a Loan Party (or is merged, amalgamated or consolidated with or into a Loan Party) pursuant to a Permitted Investment after the Effective Date to the extent that such Investments (i) existed prior to such Person becoming a Loan Party and (ii) were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation;

(p)      Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims;

(q)      Investments made in connection with the Asset Purchase Agreements and the consummation of the Transactions to fund the operations of the Hi-Tec Entities for the first full fiscal quarter following the Effective Date, in an amount not to exceed $3,000,000; and

(r)      so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $750,000 at any time outstanding.

"Permitted Liens" means:

(a)      Liens securing the Obligations;

(b)      Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c)(ii);

(c)      Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)      Liens described on Schedule 7.02(a), provided that any such Lien shall only secure the Indebtedness that it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(e)      purchase money Liens or the interests of lessors under Capitalized Leases on equipment or other fixed or capital assets acquired, constructed, improved or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien only (i) attaches to such property and any accessions and/or improvements thereto, and the proceeds thereof, and (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof;

(f)      deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance and other general liability insurance obligations, other social security laws and regulations or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety bonds, appeal bonds,  performance bonds and other obligations of a similar nature but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g)      with respect to any Facility or other real property, (i) all Liens, encumbrances and other matters disclosed in the owner’s or mortgagee’s policy of title insurance issued with respect to such Facility, (ii) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business, and (iii) such other title and survey exceptions as the Administrative Agent has approved or may approve in writing in the Administrative Agent’s reasonable discretion;

(h)      Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property (and, if set forth by statute, other property) located on the real property leased or subleased from such landlord, or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i)      the title and interest of a licensor, sublicenor, lessor or sublessor in and to property licensed, sublicensed, leased or subleased (other than through a Capitalized Lease), in each case extending only to such personal property;

(j)      non-exclusive licenses of Intellectual Property rights in the ordinary course of business;

(k)      judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(j);

(l)      rights of set-off or bankers' liens or other similar liens upon deposits of cash or Cash Equivalents in favor of banks, other depository institutions or securities intermediaries, solely to the extent incurred in connection with the maintenance of such deposit accounts  or securities accounts and related cash management services in the ordinary course of business;

(m)     Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(n)      Liens on cash securing Indebtedness under letters of credit permitted under clause (i) of the definition of Permitted Indebtedness; provided that, in each case, the aggregate amount of such cash does not exceed 105% of the Indebtedness being secured;

(o)      Liens assumed by the Parent and its Subsidiaries in connection with a Permitted Acquisition that secure Indebtedness permitted by clause (k) of the definition of Permitted Indebtedness;

(p)      purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(q)      Liens attaching solely to cash earnest money deposits made by any Loan Party or escrowed purchase price in connection with Permitted Investments or Permitted Dispositions;

(r)      Liens incurred by any Loan Party or their Subsidiaries consisting of non-assignment provisions under service contracts;

(s)      Liens consisting of deposits to secure statutory obligations or public utility agreements;

(t)      Liens consisting of customary restrictions in agreements for sale of assets pursuant to a Permitted Disposition during an interim period prior to the closing of the sale of such assets pursuant to a Permitted Disposition;

(u)      Liens arising by operation of Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods; and

(v)      other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $350,000.

"Permitted Purchase Money Indebtedness" means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred to finance the acquisition of any fixed assets secured by a Lien permitted under clause (e) of the definition of "Permitted Liens"; provided that (a) such Indebtedness is incurred within 30 days after such acquisition, (b) such Indebtedness when incurred shall not exceed the purchase price of the asset financed and (c) the aggregate principal amount of all such Indebtedness shall not exceed $100,000 at any time outstanding.

"Permitted Refinancing Indebtedness" means the extension of maturity, refinancing, exchange, replacement, substitution or modification of Indebtedness so long as:

(a)      after giving effect to such extension, refinancing, exchange, replacement, substitution or modification, the principal amount of such Indebtedness is not greater than the principal amount of Indebtedness outstanding immediately prior to such transaction (other than by the amount of premiums paid thereon, interest and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto);

(b)      such extension, refinancing, exchange, replacement, substitution or modification does not result in a shortening of the average weighted maturity (measured as of the date of such transaction) of the Indebtedness subject thereto;

(c)      such extension, refinancing, exchange, replacement, substitution or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and

(d)      the Indebtedness that is extended, refinanced, exchanged, replaced, substituted or modified is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was extended, refinanced, exchanged, replaced, substituted or modified.

"Permitted Restricted Payments" means any of the following Restricted Payments made by:

(a)      any Subsidiary of any Borrower to such Borrower;

(b)      the Parent to pay dividends in the form of common Equity Interests;

(c)      the Parent to make (i) distributions to former employees, officers, or directors of the Loan Parties or their Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of the Parent held by such Persons or (ii) Restricted Payments and repurchases of Equity Interests issued under stock option plans (or other incentive plans or compensation arrangements) approved by the Parent's Board of Directors, in each case so long as no Default or Event of Default shall have occurred and be continuing; provided, however, that, the aggregate amount of all such redemptions, repurchases or other Restricted Payments made by the Loan Parties and their Subsidiaries (other than any such Restricted Payment made to repurchase Equity Interests issued under stock option plans or other incentive plans or compensation arrangements approved by the Board of Directors on a cashless basis) during the term of this Agreement does not exceed $250,000 per Fiscal Year;

(d)      each Loan Party and its Subsidiaries may make distributions to former employees, officers, or directors of the Loan Parties or their Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to the Loan Parties or their Subsidiaries on account of repurchases of the Equity Interests of the Parent held by such Persons so long as such Indebtedness was incurred by such Persons solely to acquire Equity Interests of the Parent; and

(e)      any Loan Party may make Restricted Payments to any other Loan Party (other than a U.S. Loan Party to the Dutch Borrower or a Restricted Guarantor) and any Subsidiary of any Loan Party (that is not a Loan Party) may make Restricted Payments to any other Subsidiary of any Loan Party or to any Loan Party.

"Permitted Specified Liens" means Permitted Liens described in clauses (a), (b) and (c) of the definition of Permitted Liens, and, solely in the case of Section 7.01(b)(i), including clauses (g), (h) and (i) of the definition of Permitted Liens.

"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

"Petty Cash Accounts" means Cash Management Accounts with deposits at any time in an aggregate amount not in excess of $10,000 for any one account and $50,000 in the aggregate for all such accounts.

"Plan" means any Employee Plan or Multiemployer Plan.

"Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.

"Pro Forma Balance Sheet" has the meaning specified therefor in Section 6.01(g).

"Pro Rata Share" means, with respect to:

(a)      a Lender's obligation to make Revolving Loans and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (A) such Lender's Revolving Credit Commitment, by (B) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's Revolving Loans (including Collateral Agent Advances) and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans (including Collateral Agent Advances),

(b)      a Lender's obligation to make the Tranche A Term Loan and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Tranche A Term Loan Commitment, by (ii) the Total Tranche A Term Loan Commitment, provided that if the Total Tranche A Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Tranche A Term Loan and the denominator shall be the aggregate unpaid principal amount of the Tranche A Term Loan,

(c)      a Lender's obligation to make the Tranche B Term Loan and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Tranche B Term Loan Commitment, by (ii) the Total Tranche B Term Loan Commitment, provided that if the Total Tranche B Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Tranche B Term Loan and the denominator shall be the aggregate unpaid principal amount of the Tranche B Term Loan, and

(d)      all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the sum of such Lender's Revolving Credit Commitment and the unpaid principal amount of such Lender's portion of the Term Loans and Collateral Agent Advances, by (ii) the sum of the Total Revolving Credit Commitment and the aggregate unpaid principal amount of the Term Loans and Collateral Agent Advances, provided, that, if such Lender's Revolving Credit Commitment shall have been reduced to zero, such Lender's Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender's Revolving Loans and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans.

"Process Agent" has the meaning specified therefor in Section 12.10(b).

"Projected Lost Revenue" has the meaning specified therefor in Section 9.01(l).

"Projections" means financial projections of the Parent and its Subsidiaries delivered pursuant to Section 6.01(g)(iii), as updated from time to time pursuant to Section 7.01(a)(vii).

"Prospectus" means the Parent's registration statement on Form S-3, dated June 23, 2015, as supplemented including by the prospectus supplement dated November 29, 2016 (together with any preliminary prospectus supplement used or filed for use in connection with the Equity Offering, including the preliminary prospectus supplement dated November 28, 2016), in each case as filed with the SEC.

"Purchase Price" means, with respect to any Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Equity Interests of any Loan Party or any of its Subsidiaries issued in connection with such Acquisition), paid or delivered by a Loan Party or any of its Subsidiaries (whether as initial consideration or through the payment or disposition of deferred consideration, including, without limitation, in the form of seller financing, royalty payments, payments allocated towards non-compete covenants, payments to principals for consulting services or other similar payments) in connection with such Acquisition, plus (b) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Parent and its Subsidiaries after giving effect to such Acquisition, plus (c) the aggregate amount of all transaction fees, costs and expenses incurred by the Parent or any of its Subsidiaries in connection with such Acquisition.

"Qualified Cash" means, as of any date of determination, the aggregate amount of unrestricted cash on-hand of the Loan Parties maintained in deposit accounts in the name of a Loan Party in the United States or the Netherlands as of such date, which deposit accounts are subject to Control Agreements.

"Qualified Equity Interests" means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

"Real Property Deliverables" means, in respect of each owned Facility, a Mortgage, mortgagee policy of title insurance in an amount reasonably acceptable to the Agents or title opinion (in respect of owned Facilities only), fixture filings (if applicable), flood insurance certifications and evidence of flood insurance to the extent required by applicable law, environmental reports and assessments (if available), surveys (if available), and such other instruments, documents and certificates as the Collateral Agent may reasonably require, all of which shall be in form and substance reasonably satisfactory to the Collateral Agent.

"Recipient" means any Agent, any Lender, as applicable.

"Reference Bank" means JPMorgan Chase Bank, or its successors or any other commercial bank designated by the Administrative Agent to the Administrative Borrower from time to time.

"Reference Period" has the meaning specified therefor in Section 9.01(l).

"Reference Rate" means, for any period, the greatest of (a) the rate of interest last publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base commercial lending rate, which rate may not be the lowest rate then being charged to commercial borrowers by the Reference Bank, (b) the Federal Funds Rate plus 0.50% per annum, (c) the LIBOR Rate (which rate shall be calculated based on an Interest Period of 1 month and shall be determined on a daily basis) plus 1.00% per annum, so long as such LIBOR Rate is offered, ascertainable and not unlawful, and (d) 3.50% per annum. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

"Reference Rate Loan" means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.

"Refinancing" means the repayment, redemption, defeasement, discharge, refinancing or termination of all third party debt of Parent and its Subsidiaries and all third party debt of Target and its Subsidiaries, other than debt specified on Schedule 7.02(b), and the termination and release of all related commitments to advance funds and guarantees and security interests of such debt, in each case to the reasonable satisfaction of the Agent, including without limitation, evidence of the payment in full of all Indebtedness under the Existing Credit Facilities, together with (A) a termination and release agreement with respect to the Existing Credit Facilities and all related documents, duly executed by the Loan Parties and the relevant Existing Lenders, (B) a termination of security interest in Intellectual Property for each assignment for security recorded by the Existing Lenders at the United States Patent and Trademark Office or the United States Copyright Office and covering any intellectual property of the Loan Parties, (C) termination statements for all UCC-1 financing statements filed by the Existing Lenders and covering any portion of the Collateral, and (D) all releases, forms and filings required in connection with the discharge of any Liens securing such Existing Credit Facilities.

"Register" has the meaning specified therefor in Section 12.07(f).

"Registered Intellectual Property" means Intellectual Property that is issued, registered, renewed or the subject of a pending application.

"Registered Loans" has the meaning specified therefor in Section 12.07(f).

"Regulation" has the meaning specified therefor in Section 6.01(ii).

"Regulation T", "Regulation U" and "Regulation X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

"Related Fund" means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by 42 U.S.C. § 9601.

"Replacement Lender" has the meaning specified therefor in Section 12.02(b).

"Reportable Event" means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

"Required Lenders"  means Lenders whose Pro Rata Shares (calculated in accordance with clause (d) of the definition thereof) aggregate at least 50.1%; provided that the Commitments and the Loans of any Defaulting Lender shall be disregarded in the determination of Required Lenders.

"Requirements of Law" means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Reserve Percentage" means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

"Restricted Guarantor" means any Guarantor that, as a result of the Applicable Limitations, is not able to guarantee all of the Obligations and/or to grant a Lien on substantially all of its assets to secure the repayment of all of the Obligations.

"Restricted Payment" means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (d) the return of any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (e) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party.

"Revenue Comparison Amount" has the meaning specified therefor in Section 9.01(l).

"Revolving Credit Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the U.S. Borrowers in the amount set forth opposite such Lender's name in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Revolving Loan" means a loan made by a Lender to the Borrowers pursuant to Section 2.01(a)(i).

"Revolving Loan Lender" means a Lender with a Revolving Credit Commitment or a Revolving Loan.

"Revolving Loan Obligations" means any Obligations with respect to the Revolving Loans (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

"Sale and Leaseback Transaction" means, with respect to the Parent or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby the Parent or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

"SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

"Secured Party" means any Agent and any Lender.

"Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

"Securitization" has the meaning specified therefor in Section 12.07(l).

"Security Agreement" means a Pledge and Security Agreement, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations.

"Security Documents" means, collectively, the Security Agreement, the Foreign Security Documents, and any other security documents made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties and security the Obligations.

"Settlement Period" has the meaning specified therefor in Section 2.02(d)(i) hereof.

"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

"South Africa Asset Purchase Agreement" means the Share Transfer Form between Hi-Tec Sports PLC, as transferor, and Matrix B.V., as transferee, dated as of December 7, 2016.

"South Africa License Agreement" means the License Agreement dated as of December 7, 2016 by and between Hi-Tec, as licensor, the South Africa Partner, d/b/a Hi-Tec Sports SA, as licensee.

"South Africa Partner" means Hi-Tec Sports SA PTY LTD, a South African corporation, d/b/a Hi-Tec Sports SA.

"Specified Acquisition Agreement Representations" means the representations and warranties made by or on behalf of Hi-Tec in the Hi-Tec Acquisition Agreement that are material to the interests of the Agents and the Lenders, but solely to the extent that Parent (or any of its Affiliates) has the right not to consummate the transactions contemplated by the Acquisition Agreement or to terminate its (or their) obligations under the Hi-Tec Acquisition Agreement as a result of the failure to satisfy any such representation or warranty.

"Specified Jurisdiction" means Canada, the Netherlands, the United Kingdom and the United States of America (or any state thereof or the District of Columbia), and each other jurisdiction identified from time to time by the Collateral Agent to the Administrative Borrower, to the extent that the value of the aggregate assets of the Subsidiaries of the Parent in such jurisdiction exceeds $750,000, or the aggregate revenues or Consolidated EBITDA of the Subsidiaries of the Parent in such jurisdiction exceeds, for the four consecutive fiscal quarter period most recently ended for which financial statements have been delivered or were required to have been delivered, $2,000,000 or $500,000, respectively.

"Specified Representations" means  the representations and warranties in Sections 6.01(a)(i), 6.01(a)(ii), 6.01(b)(i), 6.01(b)(ii), 6.01(c), 6.01(d), 6.01(k), 6.01(s), 6.01(t), 6.01(w), 6.01(aa), 6.01(bb) and 6.01(hh) (in the case of perfection, solely to the extent perfection of security interests results from (a) the filing of Uniform Commercial Code financing statements, (b) the delivery of certificated securities of Subsidiaries of the Parent included in the Collateral available to the Collateral Agent on the Effective Date and (c) the filing of a customary "short form" intellectual property filings with the United States Patent and Trademark Office or the United States Copyright Office).

"Standard & Poor's" means S&P Global Ratings and any successor thereto.

"Subordinated Indebtedness" means Indebtedness of any Loan Party the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are reasonably satisfactory to the Collateral Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (a) by the execution and delivery of a subordination agreement, in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, or (b) otherwise on terms and conditions reasonably satisfactory to the Collateral Agent and the Required Lenders; provided,  however, that the term "Subordinated Indebtedness" shall not include any subordinated intercompany Indebtedness among the Loan Parties and/or their Subsidiaries which is permitted to be incurred pursuant to the definition of Permitted Indebtedness and which is made in the form of subordinated intercompany notes issued pursuant to, and subject to the terms and provisions of, the Intercompany Subordination Agreement.

"Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such

Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.  References to a Subsidiary shall mean a Subsidiary of the Parent unless the context expressly provides otherwise.

"Subsidiary Guarantor" means (x) on the Effective Date, each Subsidiary of Parent (other than any Excluded Subsidiary) that is organized in a Specified Jurisdiction on the Effective Date and (y) thereafter, each Subsidiary of Parent (other than any Excluded Subsidiary) that is required to guarantee (and guarantees) the Obligations pursuant to the terms of this Agreement.  The Subsidiary Guarantors on the Effective Date are listed on Schedule 1.01(C).

"Target Agreement" means the Restated License Agreement, dated as of February 1, 2008, as amended as of December 1, 2011, January 29, 2013, April 3, 2013 and January 2, 2014 between the Parent and Target General Merchandise, Inc.

"Taxes"  means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Termination Date" means the first date on which all of the Obligations (other than Contingent Indemnity Obligations) are paid in full in cash and the Commitments of the Lenders are terminated.

"Termination Event" means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes any Loan Party or any of its ERISA Affiliates to incur material liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (c) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, or (e) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

"Term Loan" or "Term Loans" means, individually or collectively (as the context requires), the Tranche A Term Loans and the Tranche B Term Loans.

"Term Loan Commitment" means, with respect to each Lender, its Tranche A Term Loan Commitment or its Tranche B Term Loan Commitment.

"Term Loan Lender" means a Lender with a Term Loan Commitment or a Term Loan.

"Term Loan Obligations" means any Obligations with respect to the Term Loans (including, without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

"Test Period" has the meaning specified therefor in Section 9.01(l).

"Total Commitment" means the sum of the Total Revolving Credit Commitment and the Total Term Loan Commitment.

"Total Revolving Credit Commitment" means the sum of the amounts of the Lenders' Revolving Credit Commitments.  The amount of the Total Revolving Credit Commitment on the Effective Date is $5,000,000.

"Total Term Loan Commitment" means the sum of the amounts of the Total Tranche A Term Loan Commitment and the Total Tranche B Term Loan Commitment.  The amount of the Total Term Loan Commitment on the Effective Date is $45,000,000.

"Tranche A Term Loan" has the meaning specified therefor in the preamble hereto.

"Tranche A Term Loan Lender" means a Lender with a Tranche A Term Loan Commitment or a Tranche A Term Loan.

"Tranche A Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make the Tranche A Term Loan to the U.S. Borrowers in the amount set forth in Schedule 1.01(A) or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Tranche A Total Term Loan Commitment" means the sum of the amounts of the Tranche A Term Loan Lenders' Tranche A Term Loan Commitments.  The amount of the Total Tranche A Term Loan Commitment on the Effective Date is $28,000,000.

"Tranche B Term Loan" has the meaning specified therefor in the preamble hereto.

"Tranche B Term Loan Lender" means a Lender with a Tranche B Term Loan Commitment or a Tranche B Term Loan.

"Tranche B Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make the Tranche B Term Loan to the Dutch Borrower in the amount set forth in Schedule 1.01(A) or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Tranche B Total Term Loan Commitment" means the sum of the amounts of the Tranche B Term Loan Lenders' Tranche B Term Loan Commitments.  The amount of the Total Tranche B Term Loan Commitment on the Effective Date is $17,000,000.

"Transaction Costs" means the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions.

"Transactions" means, collectively, (a) the consummation of the Equity Offering and the Parent's receipt of proceeds from its issuance of Common Stock pursuant thereto, (b) the Refinancing, (c) the consummation of the Hi-Tec Acquisition, the Hi-Tec Dispositions, the entry by the Hi-Tec Entities and the Hi-Tec Operating Partners into the Hi-Tec License Agreements and the other transactions contemplated by the Hi-Tec Acquisition Agreement and the Asset Purchase Agreements (including the repayment of certain existing Indebtedness), (d) the execution and delivery of the Loan Documents and the incurrence of the Term Loans on the Effective Date under this Agreement and (e) the payment of the Transaction Costs.

"Transferee" has the meaning specified therefor in Section 2.09(a).

"UCC Filing Authorization Letter" means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage.

"UK Act" has the meaning specified therefor in Section 6.01(bb).

"UK Security Documents" means, collectively:

(a)      an English law mortgage of the entire issued share capital of Hi-Tec Sports PLC between the Collateral Agent as mortgagee, and Hi-Tec Sports International Holdings B.V., as mortgagor, in and form and substance satisfactory to the Collateral Agent;

(b)      an English law fixed and floating charge security agreement between Hi-Tec Sports PLC and Hi-Tec Sports UK Limited, as chargors, and the Collateral Agent, as chargee, in and form and substance satisfactory to the Collateral Agent; and

(c)      all notices and acknowledgements required to be delivered or received (as the case may be) under the Loan Documents referred to in (a) and (b) above.

"Uniform Commercial Code" or "UCC" has the meaning specified therefor in Section 1.04.

"Unrestricted Guarantor" means each Guarantor that is not a Restricted Guarantor.

"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001)) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.

"U.S. Borrower" and "U.S. Borrowers" have the meanings specified therefor in the preamble hereto.

"U.S. Corresponding Liabilities" means the U.S. Obligations of a U.S. Loan Party, excluding its U.S. Parallel Liability.

"U.S. Loan Party" means any Loan Party that is organized under the laws of the United States, any state thereof or the District of Columbia.

"U.S. Obligations" means any portion of the Obligations arising under or in connection with the Tranche A Term Loan or the Revolving Loan.

"U.S. Parallel Liability" means a U.S. Loan Party’s undertaking pursuant to Section 12.27.

"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Internal Revenue Code.

"WARN" has the meaning specified therefor in Section 6.01(p).

"Withholding Agent" means any Loan Party and the Administrative Agent.

"Working Capital" means, at any date of determination thereof, (a) the sum, for any Person and its Subsidiaries, of (i) the unpaid face amount of all Accounts of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of prepaid expenses and other current assets of such Person and its Subsidiaries as at such date of determination (other than cash, Cash Equivalents and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person), minus (b) the sum, for such Person and its Subsidiaries, of (i) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of all accrued expenses and deferred revenues (whether classified as current or long-term) of such Person and its Subsidiaries as at such date of determination (other than the current portion of long-term debt and all accrued interest and taxes).

Section 1.02      Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03      Certain Matters of Construction.  References in this Agreement to "determination" by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations).  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by the Required Lenders.  Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase "to the knowledge of any Loan Party" or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to the actual knowledge of a senior officer of any Loan Party.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04      Accounting and Other Terms.

(a)      Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP.  For purposes of determining compliance with any incurrence or expenditure tests set forth in Section 7.01, Section 7.02 and Section 7.03, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time).  Notwithstanding the foregoing, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 840 (or any other similar promulgation or methodology under GAAP with respect to the same subject matter as FASB ASC 840) on the definitions and covenants herein, GAAP as in effect on the Effective Date shall be applied and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)      All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code" or the "UCC") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

Section 1.05      Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided,  however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.

Section 1.06      Obligation to Make Payments in Dollars.  All payments to be made by any Loan Party of principal, interest, fees and other Obligations under any Loan Document shall be made in Dollars in same day funds, and no obligation of any Loan Party to make any such payment shall be discharged or satisfied by any payment other than payments made in Dollars in same day funds.

ARTICLE II

THE LOANS

Section 2.01      Commitments.  (a)  Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i)      each Revolving Loan Lender severally agrees to make Revolving Loans to the U.S. Borrowers at any time and from time to time during the term of this Agreement, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender's Revolving Credit Commitment;

(ii)     each Tranche A Term Loan Lender severally agrees to make the Tranche A Term Loan to the U.S. Borrowers on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender's Tranche A Term Loan Commitment; and

(iii)    each Tranche B Term Loan Lender severally agrees to make the Tranche B Term Loan to the Dutch Borrower on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender's Tranche B Term Loan Commitment.

(b)      Notwithstanding the foregoing:

(i)      The aggregate principal amount of Revolving Loans outstanding at any time to the U.S. Borrowers shall not exceed the lower of (A) the Total Revolving Credit Commitment and (B) the Maximum Revolver Amount.  The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date.  Within the foregoing limits, the U.S. Borrowers may borrow, repay and reborrow, the Revolving Loans after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.  No Revolving Loans shall be advanced on the Effective Date.

(ii)     The aggregate principal amount of the Tranche A Term Loan made on the Effective Date shall not exceed the Tranche A Total Term Loan Commitment.  Any principal amount of the Tranche A Term Loan which is repaid or prepaid may not be reborrowed.

(iii)    The aggregate principal amount of the Tranche B Term Loan made on the Effective Date shall not exceed the Tranche B Total Term Loan Commitment.  Any principal amount of the Tranche B Term Loan which is repaid or prepaid may not be reborrowed.

Section 2.02      Making the Loans.  (a)  The Administrative Borrower shall give the Administrative Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit C hereto (a "Notice of Borrowing")), not later than 12:00 noon (New York City time) on the date which is 3 Business Days prior to the date of the proposed Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Loan).  Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii) in the case of Loans requested on the Effective Date, whether such Loan is requested to be a Revolving Loan, the Tranche A Term Loan or the Tranche B Term Loan, (iii) whether the Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, (iv) the use of the proceeds of such proposed Loan, and (v) the proposed borrowing date, which must be a Business Day, and, with respect to the Tranche A Term Loan and the Tranche B Term Loan, must be the Effective Date.  The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Administrative Borrower to the Administrative Agent).  Each Borrower hereby waives the right to dispute the

Administrative Agent's record of the terms of any such telephonic Notice of Borrowing.  The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer's authority to request a Loan on behalf of the Borrowers until the Administrative Agent receives written notice to the contrary.  The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b)      Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith.  Each Revolving Loan shall be made in a minimum amount of $500,000 and shall be in integral multiples of $100,000 in excess thereof.

(c)      (i)      Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment, the Tranche A Total Term Loan Commitment or the Tranche B Total Term Loan Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii)      Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrowers, the Agents and the Lenders, the Borrowers, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrowers and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Revolving Loan Lenders, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.02(d); provided,  however, that (A) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders on the Business Day prior to the date of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Revolving Loan, and (B) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied. If the Administrative Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders.  If the Administrative Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of the Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent's Account no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Revolving Loan.  The Administrative Agent will make the proceeds of such Revolving Loans available to the applicable Borrowers on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent's Account or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Administrative Borrower.

(iii)      If the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of the Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to Section 2.02(c)(ii), the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrowers on such day.  If the Administrative Agent makes such corresponding amount available to the Borrowers and such corresponding amount is not in fact made available to the Administrative Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate.  During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account.  Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Administrative Borrower of such failure and the applicable Borrowers shall immediately pay such corresponding amount to the Administrative Agent for its own account.

(iv)      Nothing in this Section 2.02(c) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

(d)      (i)      With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to Section 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a "Settlement Period"), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period.  In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender's initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds.  In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds.  In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrowers for repayment, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Revolving Loan Lender's interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof.  The obligations of the Administrative Agent and each Revolving Loan Lender under this Section 2.02(d) shall be absolute and unconditional.  Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.

(ii)      In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to Section 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate.  During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account.  Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Administrative Borrower of such failure and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent for its own account.  Nothing in this Section 2.02(d)(ii) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

Section 2.03      Repayment of Loans; Evidence of Debt.  (a)  The outstanding principal amount of all Revolving Loans shall be due and payable on the Final Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(b)      The U.S. Borrowers shall repay the outstanding unpaid principal amount of the Tranche A Term Loan in consecutive quarterly installments, on the last Business Day of each fiscal quarter, commencing on January 28, 2017, in an amount equal to $250,000; provided,  however, that the last installment payment of the Tranche A Term Loan shall be in the amount necessary to repay in full the unpaid principal amount of the Tranche A Term Loan.  The outstanding unpaid principal amount of the Tranche A Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earlier of (i) the Final Maturity Date and (ii) the date on which the Tranche A Term Loan is declared due and payable pursuant to the terms of this Agreement.

(c)      The Dutch Borrower shall repay the outstanding unpaid principal amount of the Tranche B Term Loan in consecutive quarterly installments, on the last Business Day of each fiscal quarter, commencing on January 28, 2017, in an amount equal to $150,000; provided,  however, that the last installment payment of the Tranche B Term Loan shall be in the amount necessary to repay in full the unpaid principal amount of the Tranche B Term Loan.  The outstanding unpaid principal amount of the Tranche B Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earlier of (i) the Final Maturity Date and (ii) the date on which the Tranche B Term Loan is declared due and payable pursuant to the terms of this Agreement.

(d)      Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)      The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(f)      The entries made in the accounts maintained pursuant to Section 2.03(d) or Section 2.03(e) shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(d) and the accounts maintained pursuant to Section 2.03(e), the accounts maintained pursuant to Section 2.03(e) shall govern and control.

(g)      Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the applicable Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Administrative Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04      Interest.

(a)      Revolving Loans.  Subject to the terms of this Agreement, at the option of the Administrative Borrower, each Revolving Loan shall be either a Reference Rate Loan or a

LIBOR Rate Loan.  Each Revolving Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin.  Each Revolving Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for such Loan plus the Applicable Margin.

(b)      Term Loans.

(i)      Subject to the terms of this Agreement, at the option of the Administrative Borrower, the Tranche A Term Loan or any portion thereof shall be either a Reference Rate Loan or a LIBOR Rate Loan.  Each portion of the Tranche A Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Tranche A Term Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin, and each portion of the Tranche A Term Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Tranche A Term Loan until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for the Tranche A Term Loan (or such portion thereof) plus the Applicable Margin.

(ii)     Subject to the terms of this Agreement, at the option of the Administrative Borrower, the Tranche B Term Loan or any portion thereof shall be either a Reference Rate Loan or a LIBOR Rate Loan.  Each portion of the Tranche B Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Tranche B Term Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin, and each portion of the Tranche B Term Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Tranche B Term Loan until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for the Tranche B Term Loan (or such portion thereof) plus the Applicable Margin.

(c)      Default Interest.  To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d)      Interest Payment.  Interest on each Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise.  Interest at the Post-Default Rate shall be payable on demand.  Each Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the applicable Borrowers pursuant to Section 4.01 with the amount of any interest payment due hereunder.

(e)      General.  All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05      Reduction of Commitment; Prepayment of Loans.

(a)      Reduction of Commitments.

(i)      Revolving Credit Commitments.  The Total Revolving Credit Commitment shall terminate on the Final Maturity Date.  The U.S. Borrowers may reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding and (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Administrative Borrower under Section 2.02.  Each such reduction shall be (1) in an amount which is an integral multiple of $1,000,000 (or by the full amount of the Total Revolving Credit Commitment in effect immediately prior to such reduction if such amount at that time is less than $1,000,000), (2) made by providing not less than 3 Business Days' prior written notice to the Administrative Agent (or such shorter period of time as the Administrative Agent may agree to); provided that such notice may provide that it is conditioned upon the consummation of another financing or the consummation of a sale of Equity Interests, in which case, such notice may be revoked or extended by the Borrower if any such condition is not satisfied prior to the date of termination of this Agreement in such notice, (3) irrevocable and (4) accompanied by the payment of the Applicable Premium, if any, payable in connection with such reduction of the Total Revolving Credit Commitment.  Once reduced, the Total Revolving Credit Commitment may not be increased.  Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii)     Tranche A Term Loan Commitment.  The Tranche A Total Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date.

(iii)    Tranche B Term Loan Commitment.  The Tranche B Total Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date.

(b)      Optional Prepayment.

(i)      Revolving Loans.  The Borrowers may, at any time and from time to time, prepay the principal of any Revolving Loan, in whole or in part.  Each prepayment made pursuant to this Section 2.05(b)(i) in connection with a reduction of the Total Revolving Credit Commitment pursuant to Section 2.05(a)(i) above shall be accompanied by the payment of the Applicable Premium, if any, payable in connection with such reduction of the Total Revolving Credit Commitment.

(ii)     Term Loan.  The Borrowers may, at any time and from time to time, upon at least 3 Business Days' prior written notice to the Administrative Agent  (or such shorter period of time as the Administrative Agent may agree to), prepay the principal of the Term Loans, in whole or in part; provided that such notice may provide that it is conditioned upon the consummation of another financing or the consummation of a sale of Equity Interests, in which case, such notice may be revoked or extended by the Borrower if any such condition is not satisfied prior to the date of termination of this Agreement in such notice.  Each prepayment made pursuant to this Section 2.05(b)(ii) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) the Applicable Premium, if any, payable in connection with such prepayment of the Term Loans.  Each such prepayment shall be applied against the remaining installments of principal due on the Term Loans (on a pro rata basis between the Tranche A Term Loan and the Tranche B Term Loan) in the inverse order of maturity; provided that in no event shall the Administrative Borrower be permitted to allocate any such prepayment between the Tranche A Term Loan and the Tranche B Term Loan if the result of such allocation would be that the aggregate then-outstanding principal amount of the Tranche A Term Loans is less than 60% of the aggregate then-outstanding principal amount of the Term Loans; provided, however, that such requirement may be waived by the Collateral Agent in its discretion.

(iii)    Termination of Agreement.  The Borrowers may, upon at least 5 Business Days’ prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree to), terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations, in full, plus the Applicable Premium, if any, payable in connection with such termination of this Agreement; provided that such notice may provide that it is conditioned upon the consummation of another financing or the consummation of a sale of Equity Interests, in which case, such notice may be revoked or extended by the Borrower if any such condition is not satisfied prior to the date of termination of this Agreement in such notice. If the Administrative Borrower has sent a notice of termination pursuant to this Section 2.05(b)(iii), then the Lenders' obligations to extend credit hereunder shall terminate and the Borrowers shall be obligated to repay the Obligations, in full, plus the Applicable Premium, if any, payable in connection with such termination of this Agreement on the date set forth as the date of termination of this Agreement in such notice.

(c)      Mandatory Prepayment.

(i)      Within 3 Business Days of the delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(iii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended on or about January 29, 2018 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(iii), on the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(iii), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to (A) 50% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year minus (B) the aggregate principal amount of all payments made by the Borrowers pursuant to Section 2.05(b) for such Fiscal Year (in the case of payments made by the Borrowers pursuant to Section 2.05(b)(i), only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments).

(ii)     Immediately upon any Disposition (excluding Dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (f), (g), (i), (j), (k), (l), (m), (n) or (o) (with respect to such clause (o) only, to the extent such Disposition occurs within 315 days following the Effective Date) of the definition of Permitted Disposition) by any Loan Party or its Subsidiaries, the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed for all such Dispositions $250,000 in any Fiscal Year.  Nothing contained in this Section 2.05(c)(ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

(iii)    Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), or upon an Equity Issuance (other than any Equity Issuance pursuant to the exercise by the underwriter of the Equity Offering of its over-allotment option pursuant to the terms and conditions of the Equity Offering in order to prepay the Batra A/R Facility Loan in accordance with Section 7.02(m)(ii)), the Borrowers shall prepay the outstanding amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.  The provisions of this Section 2.05(c)(iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iv)     Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the outstanding principal of the Loans in accordance with Section 2.05(d) in an amount equal to (A) 50% of the Net Cash Proceeds received by such Person under the circumstances described in clause (g) of the definition of "Extraordinary Receipts" and (b) 100% of the Net Cash Proceeds received by such Person under the circumstances described in clauses (a) through (f) of the definition of "Extraordinary Receipts" to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) pursuant to this clause (b) shall exceed for all such Extraordinary Receipts $250,000 in any Fiscal Year.

(v)      Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition or the receipt of Extraordinary Receipts consisting of insurance proceeds or condemnation awards that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(ii) or Section 2.05(c)(iv), as the case may be, up to $250,000 in the aggregate in any Fiscal Year of the Net Cash Proceeds from all such Dispositions and Extraordinary Receipts (other than, for the avoidance of doubt, "Extraordinary Receipts" described in clause (g) of the definition thereof) shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds are used to replace, repair or restore properties or assets (other than current assets) used or useful in such Person's business, provided that, (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (B) the Administrative Borrower delivers a certificate to the Administrative Agent within 5 days after such Disposition or loss, destruction or taking, as the case may be, stating that such Net Cash Proceeds shall be used to replace, repair or restore properties or assets used or useful in such Person's business within a period specified in such certificate not to exceed 120 days after the date of receipt of such Net Cash Proceeds (which certificate shall set forth estimates of the Net

Cash Proceeds to be so expended), (C) such Net Cash Proceeds are deposited in an account subject to a Control Agreement, and (D) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or (2) the occurrence of a Default or an Event of Default, such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(ii) or Section 2.05(c)(iv) as applicable.

(vi)     The Borrowers will immediately prepay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans outstanding exceeds the Maximum Revolver Amount, to the full extent of any such excess.  On each day that any Revolving Loans are outstanding, the Borrowers shall hereby be deemed to represent and warrant to the Agents and the Lenders that the Maximum Revolver Amount calculated as of such day equals or exceeds the aggregate principal amount of all Revolving Loans outstanding on such day.

(d)      Application of Payments.  Each prepayment pursuant to subsections (c)(i), (c)(ii), (c)(iii) and (c)(iv) above shall be applied, first, to the Term Loans, on a pro rata basis between the Tranche A Term Loan and the Tranche B Term Loan, until paid in full, and second, to the Revolving Loans (with a corresponding permanent reduction in the Revolving Credit Commitments), until paid in full.  Each such prepayment of the Term Loans shall be applied against the remaining installments of principal of the Term Loans on a pro rata basis between the Tranche A Term Loan and the Tranche B Term Loan in the inverse order of maturity.  Each prepayment pursuant to clause (c)(vi) above shall be applied to the Revolving Loans. Notwithstanding the foregoing, (A) payments made by any CFC of a U.S. Loan Party or with the proceeds of Collateral of a CFC of a U.S. Loan Party shall be applied only to the Tranche B Term Loan and the Foreign Obligations related thereto, and (B) after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected, or has been directed by the Collateral Agent or the Required Lenders, to apply payments in respect of any Obligations in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b).

(e)      Waivable Mandatory Prepayments.  Anything contained herein to the contrary notwithstanding, in the event the Borrowers are required to make any mandatory prepayments hereunder (a "Waivable Mandatory Prepayment"), not less than three Business Days prior to the date (the "Required Prepayment Date") on which Borrowers are required to make such Waivable Mandatory Prepayment, the Administrative Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender of the amount of such Lender's Pro Rata Share of such Waivable Mandatory Prepayment and such Lender's option to refuse such amount (the "Refusal Option").  Each such Lender may exercise the Refusal Option by giving written notice to the Administrative Borrower and each Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Administrative Borrower and each Agent of its election to exercise the Refusal Option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise the Refusal Option).  On the Required Prepayment Date, the Borrowers shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the

Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise the Refusal Option, to prepay the Loans of such Lenders, and (ii) to the extent of any excess, to those Lenders that have elected not to exercise the Refusal Option, on a pro rata basis (based upon the portion of the Loan held by each such Lender that elected not to exercise the Refusal Option, as compared to the amount of Loans held by all such Lenders that did not elect to exercise the Refusal Option) to prepay the Loans of such Lenders, or, to the extent any such Lender refuses the excess amount specified in this clause (ii) (or to the extent the Loans of all such Lenders have been repaid in full), to the Borrowers for working capital and general corporate purposes.

(f)      Interest and Fees.  Any prepayment made pursuant to this Section 2.05 (other than prepayments made pursuant to subsection (c)(vi) of this Section 2.05) shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.08, (iii) the Applicable Premium, if any, payable in connection with such prepayment of the Loans to the extent required under Section 2.06(b) and (iv) if such prepayment would reduce the amount of the outstanding Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.

(g)      Cumulative Prepayments.  Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

(h)      Foreign Subsidiary Limitations.  Mandatory prepayments required to be made pursuant to Sections 2.05(c)(ii) and (c)(iv) as a result of a Foreign Subsidiary (other than a Borrower) receiving Net Cash Proceeds in respect of Dispositions or Extraordinary Receipts will be subject to permissibility under local law and limited by Applicable Limitations (in each case, as reasonably determined by the Collateral Agent and the Administrative Borrower); provided that the Borrowers shall use commercially reasonable efforts to take all actions required by or available under applicable Requirements of Law to permit such Foreign Subsidiaries to distribute such Net Cash Proceeds to the Borrowers to allow the applicable Borrowers to make such mandatory prepayments.  Further, if the Administrative Borrower and the Collateral Agent determine in good faith that, any Foreign Subsidiary would incur a material tax liability (including any withholding tax), if all or a portion of the funds required to make such mandatory prepayments were upstreamed or transferred as a distribution or dividend (a "Restricted Amount"), the amount the relevant Borrowers will be required to mandatorily prepay shall be reduced by the Restricted Amount until such time as the applicable Foreign Subsidiary may upstream or transfer such Restricted Amount without incurring such tax liability; provided that (x) the provisions set forth above with respect to any such deduction shall not apply if an Event of Default is continuing and (y) if the circumstance giving rise to any Restricted Amount ceases to exist, Parent or the relevant Foreign Subsidiary shall promptly distribute such Restricted Amount to the applicable Borrower for mandatory prepayment of the Loans.

Section 2.06      Fees.

(a)      Fee Letter.  As and when due and payable under the terms of the Fee Letter, the Borrowers shall pay the fees set forth in the Fee Letter.

(b)      Applicable Premium.

(i)      Upon the occurrence of an Applicable Premium Trigger Event, the Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, the Applicable Premium.

(ii)     Any Applicable Premium payable in accordance with this Section 2.06(b) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event and the Loan Parties agree that it is reasonable under the circumstances currently existing.  THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY ACCELERATION.

(iii)    The Loan Parties expressly agree that:  (A) the Applicable Premium is reasonable and is the product of an arm's length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium; (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (E) their agreement to pay the Applicable Premium is a material inducement to Lenders to provide the Commitments and make the Loans, and (F) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Agents and the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such Applicable Premium Trigger Event.

(iv)     Nothing contained in this Section 2.06(b) shall permit any prepayment of the Loans or reduction of the Commitments not otherwise permitted by the terms of this Agreement or any other Loan Document.

(c)      Audit and Collateral Monitoring Fees (d)      .  The Borrowers acknowledge that pursuant to Section 7.01(f), representatives of the Agents may visit any or all of the Loan Parties and/or conduct inspections, audits, valuations and/or appraisals of any or all of the Loan Parties at any time and from time to time.  The Borrowers agree to pay (i) $1,500 per day per examiner plus the examiner's out-of-pocket costs and reasonable expenses incurred in connection with all such visits, inspections, audits, valuations and/or appraisals and (ii) the cost of all visits, inspections, audits, valuations and/or appraisals conducted by a third party on behalf of the Agents; provided that, so long as no Event of Default shall have occurred and be continuing, no Borrower shall be obligated to reimburse the Agents for more than one (1) audit during any calendar year or one (1) examination during any calendar year.

Section 2.07      LIBOR Option.

(a)      The Borrowers may, at any time and from time to time, so long as no Default or Event of Default has occurred and is continuing, elect to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR Rate (the "LIBOR Option") by notifying the Administrative Agent prior to 11:00 a.m. (New York City time) at least 3 Business Days prior to (i) the proposed borrowing date of a Loan (as provided in Section 2.02), (ii) in the case of the conversion of a Reference Rate Loan to a LIBOR Rate Loan, the commencement of the proposed Interest Period or (iii) in the case of the continuation of a LIBOR Rate Loan as a LIBOR Rate Loan, the last day of the then current Interest Period (the "LIBOR Deadline").  Notice of the Borrowers' election of the LIBOR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section 2.07(a) shall be made by delivery to the Administrative Agent of (A) a Notice of Borrowing (in the case of the initial making of a Loan) in accordance with Section 2.02 or (B) a LIBOR Notice prior to the LIBOR Deadline (or by telephonic notice received by the Administrative Agent before the LIBOR Deadline (to be confirmed by delivery to the Administrative Agent of a LIBOR Notice received by the Administrative Agent prior to 5:00 p.m. (New York City time) on the same day)).  Promptly upon its receipt of each such LIBOR Notice, the Administrative Agent shall provide a copy thereof to each of the Lenders.  Each LIBOR Notice shall be irrevocable and binding on the Borrowers.

(b)      Interest on LIBOR Rate Loans shall be payable in accordance with Section 2.04(d).  On the last day of each applicable Interest Period, unless the Borrowers properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loans automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder.  At any time that a Default or an Event of Default has occurred and is continuing, the Borrowers no longer shall have the option to request that any portion of the Loans bear interest at the LIBOR Rate and the Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder on the last day of the then current Interest Period.

(c)      Notwithstanding anything to the contrary contained in this Agreement, the Borrowers (i) shall have not more than 5 LIBOR Rate Loans in effect at any given time, and (ii) only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.

(d)      The Borrowers may prepay LIBOR Rate Loans at any time; provided,  however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of Collateral in accordance with Section 4.03 or Section 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrowers shall indemnify, defend, and hold the Agents and the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 2.08.

(e)      Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.  The provisions of this Article II shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

Section 2.08      Funding Losses.  In connection with each LIBOR Rate Loan, the Borrowers shall indemnify, defend, and hold the Agents and the Lenders harmless against any actual loss, cost, or expense incurred by any Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default or any mandatory prepayment required pursuant to Section 2.05(c)), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of a Default or an Event of Default), or (c) the failure to borrow (other than as a result of a failure of a Defaulting Lender to fund in accordance with this Agreement), convert, continue or prepay any LIBOR Rate Loan on the date specified in any Notice of Borrowing or LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, "Funding Losses").  Funding Losses shall, with respect to any Agent or any Lender, be deemed to equal the amount reasonably determined by such Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of an Agent or a Lender delivered to the Administrative Borrower setting forth any amount or amounts that such Agent or such Lender is entitled to receive pursuant to this Section 2.08 shall be conclusive absent manifest error.

Section 2.09      Taxes.  (a)  Any and all payments by or on account of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all Taxes, except as required by applicable law.  If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Secured Party (or any transferee or assignee thereof, including a participation holder (any such entity, a "Transferee")), (i) the applicable Withholding Agent shall make such deductions and (ii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by the amount (an "Additional Amount") necessary such that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09) such Secured Party (or such Transferee) receives the amount equal to the sum it would have received had no such deductions been made.

(b)      In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.  Each Loan Party shall deliver to each Secured Party official receipts, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Secured Party, in each case, in respect of any Taxes payable pursuant to this Section 2.09 as soon as practicable after payment of such Taxes to a Governmental Authority.

(c)      The U.S. Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against the full amount of any Indemnified Taxes (including, without limitation, Indemnified Taxes imposed on any amounts payable under this Section 2.09) paid by such Person, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority.  The Foreign Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against the full amount of any Indemnified Taxes (including, without limitation, Indemnified Taxes imposed on any amounts payable under this Section 2.09) paid by such Person to the extent such Indemnified Taxes are imposed on such Person with respect to the Foreign Obligations, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority.  Any indemnification payments required to be made pursuant to this Section 2.09(c) shall be paid by the U.S. Loan Parties or the Foreign Loan Parties, as applicable, within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Indemnified Taxes.

(d)      Each Lender (or Transferee) that is not a U.S. Person (a "Non-U.S. Lender") agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agents one properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN-E, W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments of interest hereunder.  In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agents and the Borrowers that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents in the event any such representation is no longer accurate.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office").  In addition, such Lender (or Transferee) or Agent shall deliver such forms within 20 days after receipt of a written request therefor from the Administrative Borrower or any Agent, the assigning Lender or the Lender granting a participation, as applicable.  Notwithstanding any other provision of this Section 2.09, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.09(d) that such Non-U.S. Lender is not legally able to deliver.

(e)      Any Secured Party (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.09 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Administrative Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require such Secured Party (or Transferee) to disclose any information such Secured Party (or Transferee) deems confidential and would not, in the sole determination of such Secured Party (or Transferee), be otherwise disadvantageous to such Secured Party (or Transferee).

(f)      If any Secured Party (or a Transferee) shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes with respect to which any Loan Party has made an indemnity payment or paid additional amounts, pursuant to this Section 2.09, it shall promptly notify the Administrative Borrower of the availability of such refund claim and shall, within 30 days after receipt of a request by the Administrative Borrower, make a claim to such Governmental Authority for such refund at the Loan Parties' expense.  If any Secured Party (or a Transferee) receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes with respect to which any Loan Party has made an Indemnity payment or paid additional amounts pursuant to this Section 2.09, it shall within 30 days from the date of such receipt pay over such refund to the Administrative Borrower, net of all out‑of‑pocket expenses of such Secured Party (or Transferee).

(g)      If a payment made to a Lender (or Transferee) or any Agent under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender (or Transferee) or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender (or Transferee) or Agent shall deliver to the Administrative Borrower and the Agents at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Agents such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Administrative Borrower or the Agents as may be necessary for the Administrative Borrower and the Agents to comply with their obligations under FATCA and to determine that such Lender (or Transferee) or Agent has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (g), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.  Any forms, certifications or other documentation under this clause (g) shall be delivered by each Lender (or Transferee) and each Agent.

(h)      The obligations of the Loan Parties under this Section 2.09 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.10      Increased Costs and Reduced Return.  (a)  If any Secured Party shall have determined that any Change in Law shall, subject to Section 2.08 (which shall be controlling with respect to the matters covered thereby) (i) subject such Secured Party, or any Person controlling such Secured Party to any tax, duty or other charge with respect to this Agreement or any Loan made by such Agent or such Lender, or change the basis of taxation of payments to such Secured Party or any Person controlling such Secured Party of any amounts payable hereunder (except, in each case, Indemnified Taxes and Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party (other than those taken into account in determining the LIBOR Rate) or (iii) impose on such Secured Party or any Person controlling such Secured Party any other condition (other than with respect to Taxes) regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrowers shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.

(b)      If any Secured Party shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Secured Party's or such other controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party's or such other controlling Person's capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Secured Party's or such other controlling Person's other obligations hereunder (in each case, taking into consideration, such Secured Party's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by such Secured Party, the Borrowers shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party's or such other controlling Person's capital.

(c)      All amounts payable under this Section 2.10 shall bear interest from the date that is 10 days after the date of demand by any Secured Party until payment in full to such Secured Party at the Reference Rate.  A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party's reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d)      Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)      The obligations of the Loan Parties under this Section 2.10 shall survive the Termination Date.

Section 2.11      Changes in Law; Impracticability or Illegality.

(a)      The LIBOR Rate may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give the Administrative Borrower and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Administrative Borrower may, by notice to such affected Lender (i) require such Lender to furnish to the Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (ii) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.09).

(b)      In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to the Administrative Borrower and the Administrative Agent, and the Administrative Agent promptly shall transmit the notice to each other Lender and (i) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans of the same type hereunder, and (ii) the Borrowers shall not be entitled to elect the LIBOR Option (including in any borrowing, conversion or continuation then being requested) until such Lender determines that it would no longer be unlawful or impractical to do so.

(c)      The obligations of the Loan Parties under this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.12      Mitigation Obligations; Replacement of Lenders.

(a)      If any Lender requires the Borrowers to pay any Additional Amounts under Section 2.09 or requests compensation under Sections 2.10 or 2.11(a), then such Lender shall (at the request of the Administrative Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to such Section in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)      If any Lender requires the Borrowers to pay any Additional Amounts under Section 2.09 or requests compensation under Section 2.10 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, or if any Lender is a Defaulting Lender, then the Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)      the Borrowers shall have paid to the Agents any assignment fees specified in Section 12.07;

(ii)     such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.08 and Section 2.09) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from payments required to be made pursuant to Section 2.09 or a claim for compensation under Section 2.10, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)     such assignment does not conflict with applicable law.

Prior to the effective date of such assignment, the assigning Lender shall execute and deliver an Assignment and Acceptance, subject only to the conditions set forth above.  If the assigning Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such assignment, the assigning Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  Any such assignment shall be made in accordance with the terms of Section 12.07.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Administrative Borrower to require such assignment and delegation cease to apply.

ARTICLE III

[INTENTIONALLY OMITTED]

ARTICLE IV

APPLICATION OF PAYMENTS; DEFAULTING LENDERS;

JOINT AND SEVERAL LIABILITY OF BORROWERS

Section 4.01      Payments; Computations and Statements.  (a)  The Borrowers will make each payment under this Agreement not later than 1:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent's Account.  All payments received by the Administrative Agent after 1:00 p.m. (New York City time) on any Business Day will, unless otherwise agreed to by the Administrative Agent be credited to the Loan Account on the next succeeding Business Day.  All payments shall be made by the Borrowers without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders, except as otherwise permitted by Section 2.09.  Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.  The Lenders and the Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the applicable Borrowers with any amount due and payable by such Borrowers under any Loan Document; provided, that the Administrative Agent shall not charge the Loan Account with respect to unpaid third party expenses required to be paid by any Borrower pursuant to this Agreement (including, without limitation, legal fees and expenses of counsel) which are not outstanding for more than 5 Business Days after presentation of an invoice to the Administrative Borrower.  Each of the Lenders and the Borrowers agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied.  Any amount charged to the Loan Account of the U.S. Borrowers shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrowers, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.02 of this Agreement.  Any amount charged to the Loan Account of the Dutch Borrower shall be deemed Obligations hereunder.  The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Administrative Agent's discretion, provided that the Administrative Agent shall, subject to the restrictions set forth in this Section 4.01(a), from time to time upon the request of the Collateral Agent, charge the Loan

Account of the Borrowers with any amount due and payable under any Loan Document.  Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.  All computations of per annum fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days.  Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b)      The Administrative Agent shall provide the Administrative Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrowers during such month, the amounts and dates of all Loans made to the Borrowers during such month, the amounts and dates of all payments on account of the Loans to the Borrowers during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrowers during such month, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations.  All entries on any such statement shall be presumed to be correct and, if the Administrative Borrower has not objected in good faith within 30 days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.02      Sharing of Payments.  Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided,  however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).  The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 4.03      Apportionment of Payments.  Subject to Section 2.02 hereof:

(a)      All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06 hereof) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b)      After the occurrence and during the continuance of an Event of Default,

(i)      the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders shall, apply all payments by the U.S. Loan Parties, including without limitation, all proceeds of the Collateral of any U.S. Loan Party, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, to pay interest then due and payable in respect of the Collateral Agent Advances until paid in full; (iii) third, to pay principal of the Collateral Agent Advances until paid in full; (iv) fourth, ratably to pay the Revolving Loan Obligations in respect of any fees (other than any Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to the Revolving Loan Lenders until paid in full; (v) fifth, ratably to pay principal of the Revolving Loans until paid in full; (vi) sixth, ratably to pay the Term Loan Obligations in respect of any fees (other than any Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to the Tranche A Term Loan Lenders until paid in full; (vii) seventh, ratably to pay interest then due and payable in respect of the Tranche A Term Loans until paid in full; (viii) eighth, ratably to pay principal of the Tranche A Term Loans until paid in full; (ix) ninth, ratably to pay the U.S. Obligations in respect of any Applicable Premium then due and payable to the Lenders until paid in full; (x) tenth, to the ratable repayment of all other U.S. Obligations then due and payable; and (xi) eleventh, as set forth in Section 4.03(b)(ii) below; and

(ii)      the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders shall, apply all payments by the Foreign Loan Parties, including without limitation, all proceeds of the Collateral of any Foreign Loan Party, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, to pay interest then due and payable in respect of the Collateral Agent Advances in respect of the Foreign Obligations until paid in full; (iii) third, to pay principal of the Collateral Agent Advances in respect of the Foreign Obligations until paid in full; (iv) fourth, ratably to pay the Term Loan Obligations in respect of any fees (other than any Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to the Tranche B Term Loan Lenders until paid in full; (v) fifth, ratably to pay interest then due and payable in respect of the Tranche B Term Loans until paid in full; (vi) sixth, ratably to pay principal of the Tranche B Term Loans until paid in full; (vii) seventh, ratably to pay the Foreign Obligations in respect of any Applicable Premium then due and payable to the Lenders until paid in full; and (viii) eighth, to the ratable payment of all other Foreign Obligations then due and payable.

(c)      For purposes of Section 4.03(b), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding.

(d)      In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.

Section 4.04      Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)      Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.02.

(b)      The Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by any Borrower to the Administrative Agent for such Defaulting Lender's benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender's Loans were funded by the other Lenders) or, if so directed by the Administrative Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender's Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrowers as if such Defaulting Lender had made such Loans to the Borrowers.  Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender.

(c)      Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrowers to replace the Defaulting Lender with one or more substitute Lenders, and the Defaulting Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Defaulting Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.  Prior to the effective date of such replacement, the Defaulting Lender shall execute and deliver an Assignment and Acceptance, subject only to the Defaulting Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever.  If the Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the

Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Defaulting Lender shall be made in accordance with the terms of Section 12.07.  In no event shall the Borrowers be required to pay fees in respect of any Defaulting Lender’s unfunded Commitments unless another Lender has funded such Defaulting Lender’s Pro Rata Share of any Loans in respect of such Commitment.

(d)      The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.

(e)      This Section shall remain effective with respect to such Lender until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Agents, and the Borrowers shall have waived such Defaulting Lender's default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loans and pays to the Agents all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender's having been a Defaulting Lender.

Section 4.05      Administrative Borrower; Joint and Several Liability of the Borrowers.

(a)      Each Borrower hereby irrevocably appoints the Parent as the borrowing agent and attorney-in-fact for the Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

(b)      Each U.S. Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the U.S. Borrowers and in consideration of the undertakings of the other U.S. Borrowers to accept joint and several liability for the Obligations.  Each of the U.S. Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other U.S. Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.05), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the U.S. Borrowers without preferences or distinction among them.  If and to the extent that any of the U.S. Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other U.S. Borrowers will make such payment with respect to, or perform, such Obligation.  Subject to the terms and conditions hereof, the Obligations of each of the U.S. Borrowers under the provisions of this Section 4.05 constitute the absolute and unconditional, full recourse Obligations of each of the U.S. Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(c)      The provisions of this Section 4.05 are made for the benefit of the Agents, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 4.05 shall remain in effect until all of the Obligations shall have been paid in full in cash or otherwise fully satisfied.

(d)      Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agents or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01      Conditions Precedent to Effectiveness.  This Agreement shall become effective as of the Business Day (the "Effective Date") when each of the following conditions precedent shall have been satisfied in a manner reasonably satisfactory to the Agents:

(a)      Payment of Fees, Etc.  The Borrowers shall have paid on or before the Effective Date all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 12.04 that have been invoiced.

(b)      Representations and Warranties.  The Closing Representations and Warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" or words of similar import in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification).

(c)      Legality.  The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Secured Party, including without limitation Regulation T, U or X.

(d)      Delivery of Documents.  The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto (provided that, in the case of any such documents to which any Hi-Tec Entities are party, such documents will become effective with respect to the Hi-Tec Entities immediately upon the consummation of the Hi-Tec Acquisition):

(i)      this Agreement, duly executed by each of the parties hereto;

(ii)     the Security Agreement, together with the original stock certificates representing all of the Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(iii)    a UCC Filing Authorization Letter, together with evidence reasonably satisfactory to the Collateral Agent of the filing of appropriate financing statements on Form UCC‑1 in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement;

(iv)     the results of searches for any effective UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens), to the extent applicable in the relevant jurisdiction;

(v)      a Perfection Certificate;

(vi)     the Acquisition Collateral Assignment;

(vii)    the Escrow Agreement;

(viii)   the Disbursement Letter;

(ix)     the Fee Letter;

(x)      the Intercompany Subordination Agreement;

(xi)     a certificate of an Authorized Officer of each Loan Party, certifying (A) other than with respect to the deed of incorporation of Hi-Tec International Holdings B.V., as to copies of the Governing Documents of such Loan Party, and with respect to any Loan Party incorporated in the Netherlands an up-to-date excerpt from the Dutch trade register in respect to such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction), (B) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, (C) with respect to any Loan Party incorporated in the Netherlands, as to any request for advice submitted to any works council (ondernemingsraad) and any unconditional and positive advice of any such works council, (D) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of a Borrower, including, without limitation, Notices of Borrowing, LIBOR Notices and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers and (E) as to the matters set forth in Section 5.01(b), (e), (f), (g), (h), (i) and (k);

(xii)    a certificate of the chief financial officer of the Parent (A) attaching a copy of the Financial Statements, the Pro Forma Balance Sheet and the Projections described in Section 6.01(g) hereof and certifying as to the compliance with the representations and warranties set forth in Section 6.01(g)(i), Section 6.01(g)(ii) and Section 6.01(gg)(ii) and (B) certifying that after giving effect to all Loans to be made on the Effective Date, the Availability is not be less than $5,000,000;

(xiii)   a certificate of the chief financial officer of Parent, certifying as to (A) the Solvency of the Parent and its Subsidiaries and (B) the Solvency of the Parent and its Domestic Subsidiaries, in each case on a consolidated basis (immediately before and after giving effect to the making of the Loans on the Effective Date and the consummation of the other Transactions) substantially in the form of Exhibit E;

(xiv)    a certificate of an Authorized Officer of the Administrative Borrower certifying that (A) the attached copies of (1) the Hi-Tec Acquisition Documents, the Asset Purchase Agreements and the other Acquisition Documents, (2) the Hi-Tec License Agreements and (3) the Escrow Agreement as in effect on the Effective Date are true, complete and correct copies thereof and (B) such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xv)     the Prospectus;

(xvi)    a certificate of the appropriate official(s) of the jurisdiction of organization and, except to the extent such failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing of (to the extent such concept is applicable in the relevant jurisdiction), and the payment of taxes by, such Loan Party in such jurisdictions;

(xvii)   an opinion of Morrison & Foerster LLP, U.S. counsel to the Loan Parties, as to such matters as the Collateral Agent may reasonably request;

(xviii)  evidence of the insurance coverage required by Section 7.01 and the terms of each Security Agreement, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may request;

(xix)    evidence of the issuance of the warranty and indemnity insurance policy number 30160009 by AIG Europe Limited in connection with the Transactions, for the benefit of the Dutch Borrower and/or its Affiliates, with a date of issue of November 29, 2016; and

(xx)     evidence of the payment in full of all Indebtedness under the Existing Credit Facilities, together with (A) a termination and release agreement with respect to the Existing Credit Facilities and all related documents, duly executed by or on behalf of the Loan Parties and the Existing Lenders, (B) a termination of security interest in Intellectual Property for each assignment for security recorded by the Existing Lenders at the United States Patent and Trademark Office or the United States Copyright Office and covering any intellectual property of the Loan Parties, and (C) UCC‑3 termination statements for all UCC-1 financing statements filed by the Existing Lenders and covering any portion of the Collateral.

(e)      Material Adverse Effect.  (i) since January 30, 2016, no change, event, circumstance, or development shall have occurred which constitutes or could reasonably be expected to have a Material Adverse Effect and (ii) since December 31, 2015, no change, event, circumstance, or development shall have occurred which constitutes or could reasonably be expected to have a Material Adverse Effect with respect to the Hi-Tec Entities.

(f)      Consummation of Equity Offering.      The Equity Offering shall have been, or substantially concurrently with the making of the Loans on the Effective Date will be,

consummated in accordance with the terms of the Prospectus, and the Parent shall have received no less than $37,976,000 in net proceeds (before expenses) from the issuance of Common Stock pursuant thereto (including pursuant to the exercise by the underwriter of the Equity Offering of its over-allotment option pursuant to the terms and conditions of the Equity Offering).

(g)      Consummation of Batra A/R Facility Loan.  The Batra A/R Facility Loan shall have been, or substantially concurrently with the making of the Loans on the Effective Date will be, consummated in accordance with Batra A/R Facility Loan (which will be in full force and effect), and the Dutch Borrower shall have received gross proceeds of no less than $5,000,000 from the Batra A/R Facility Loan.

(h)      Consummation of Hi-Tec Acquisition.  The Hi-Tec Acquisition shall have been, or substantially concurrently with the making of the Loans on the Effective Date will be, consummated in accordance with the Hi-Tec Acquisition Agreement.

(i)      Consummation of the Hi-Tec Dispositions.  Each of the Hi-Tec Dispositions shall have been, or substantially concurrently with the making of the Loans on the Effective Date will be, consummated in accordance with the respective Asset Purchase Agreements, and the Borrowers shall have received aggregate net proceeds of no less than $27,800,000 from the Hi-Tec Dispositions pursuant to the applicable Asset Purchase Agreements.

(j)      Entry into Hi-Tec License Agreements.  The respective Hi-Tec Entities and the respective Hi-Tec Operating Partners party to the Hi-Tec License Agreements shall have, prior to or substantially concurrently with the making of the Loans on the Effective Date, executed the Hi-Tec License Agreements, and such Hi-Tec License Agreements shall be in full force and effect, and the Borrowers shall have received net proceeds of no less than $7,000,000 in the aggregate from the prepayment of minimum guarantees from the applicable Hi-Tec Operating Partners pursuant to the applicable Hi-Tec License Agreements.

(k)      Leverage Ratio.  On a pro forma basis after giving effect to the making of the Term Loans on the Effective Date and the consummation of the other Transactions, the Leverage Ratio of the Parent and its Subsidiaries for the trailing twelve month period ended October 31, 2016 (with Consolidated EBITDA determined  in accordance with the last sentence of the definition thereof) shall not be greater than 4.11 to 1.00.

(l)      Approvals.  All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans shall have been obtained and shall be in full force and effect.

(m)      Proceedings.  There shall exist no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any Governmental Authority which related to the making of the initial Loans or the consummation of the other Transactions, or which could reasonably be expected to have a Material Adverse Effect.

(n)      KYC.  The Agents and the Lenders shall have each received all documentation and other information requested by regulatory authorities with respect to the Loan

Parties under applicable "know your customer" and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, the results of which shall be reasonably satisfactory to the Agents and the Lenders.

Section 5.02      Conditions Precedent to All Loans After the Effective Date.  The obligation of any Agent or any Lender to make any Loan after the Effective Date is subject to the fulfillment, in a manner reasonably satisfactory to the Administrative Agent, of each of the following conditions precedent:

(a)      Payment of Fees, Etc.  The Borrowers shall have paid all fees, costs, expenses and taxes then payable by the Borrowers pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 12.04 hereof.

(b)      Representations and Warranties; No Event of Default.  The following statements shall be true and correct, and the submission by the Administrative Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrowers' acceptance of the proceeds of such Loan, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan that:  (i) the representations and warranties contained in Article VI and in each other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, on such date, (iii) the making of such Loan shall not result in the Credit Limiter being exceeded and (iv) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.

(c)      Legality.  The making of such Loan shall not contravene any law, rule or regulation applicable to any Secured Party.

(d)      Notices.  The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

Section 5.03      Conditions Subsequent to Effectiveness.  As an accommodation to the Loan Parties, the Agents and the Lenders have agreed to execute this Agreement and to make the Loans on the Effective Date notwithstanding the failure by the Loan Parties to satisfy the conditions set forth below on or before the Effective Date.  In consideration of such accommodation, the Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 5.01, the Loan Parties shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (i) the failure by the Loan Parties to perform or cause to beperformed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5.03):

(a)      no later than 30 days after the Effective Date (or such later date as the Agents shall agree in their sole discretion), the delivery to the Collateral Agent of all Control Agreements that, in the reasonable judgment of the Agents, are required for the Loan Parties to comply with the Loan Documents as of the Effective Date, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution, with respect to each of the accounts that are set forth on Schedule IV to the Security Agreement or, with respect to accounts administered or held with any financial institution in the Netherlands, as set forth in the applicable Dutch Security Documents;

(b)      the Loan Parties shall use commercially reasonable efforts to deliver, no later than 30 days after the Effective Date (or such longer time as the Agents shall agree in their sole discretion), to the Collateral Agent a landlord waiver, in form and substance reasonably satisfactory to the Collateral Agent and which may be included as a provision contained in the relevant Lease, executed by each landlord with respect to each of the Leases of real property located in the United States and that are set forth on Schedule III to the Security Agreement;

(c)      no later than 30 days after the Effective Date (or such longer time as the Agents shall agree in their sole discretion), the delivery to the Collateral Agent of evidence reasonably satisfactory to the Collateral Agent of corrective amendments filed with the U.S. Patent and Trademark Office in respect of seven trademarks of Spell C. LLC, a Delaware limited liability company, previously identified by the Collateral Agent to the Parent;

(d)      no later than 2 days (with respect to the deed of pledge of shares described in clause (a) of "Dutch Deeds of Pledge of Shares") or 4 days (with respect to the other Dutch Security Documents and the deed of incorporation of Hi-Tec International Holdings B.V.) after the Effective Date (or such longer time as the Agents shall agree in their sole discretion), the delivery to the Collateral Agent of each of the Dutch Security Documents and commercially reasonable efforts to effect the delivery of the deed of incorporation of Hi-Tec International Holdings B.V., together with an opinion of Loyens & Loeff, Dutch counsel to the Agents, as to such matters as the Collateral Agent may reasonably request;

(e)       no later than 10 days after the Effective Date (or such longer time as the Agents shall agree in their sole discretion), the delivery to the Collateral Agent of each of the UK Security Documents, together an opinion of Stephenson Harwood LP, UK counsel to the Agents, as to such matters as the Collateral Agent may reasonably request;

(f)       no later than 10 days after the Effective Date (or such longer time as the Agents shall agree in their sole discretion), the delivery to the Collateral Agent of each of the Canadian Security Documents, together an opinion of Fasken Martineau, Canadian counsel to the Loan Parties, as to such matters as the Collateral Agent may reasonably request; and

(g)      no later than 10 days after the Effective Date (or such longer time as the Agents shall agree in their sole discretion), with respect to the insurance coverage referred to in Section 5.01(d), the delivery of such endorsements as to the named insureds, mortgagees or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days' prior written notice to the Collateral Agent and each such named insured, mortgagee or loss payee.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01      Representations and Warranties.  Each Loan Party hereby represents and warrants to the Secured Parties as follows:

(a)      Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

(b)      Authorization, Etc.   The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable material Requirement of Law or (C) any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except (solely for the purposes of subclause (iv)), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.

(c)      Governmental Approvals.   No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party other than filings and recordings with respect to Collateral to be made, or otherwise delivered to the Collateral Agent for filing or recordation, on the Effective Date.

(d)      Enforceability of Loan Documents.   This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

(e)      Capitalization.  On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Equity Interests of the Parent and each of its Subsidiaries and the issued and outstanding Equity Interests of the Parent and each of its Subsidiaries are as set forth on Schedule 6.01(e).  All of the issued and outstanding shares of Equity Interests of the Parent and each of its Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  All Equity Interests of such Subsidiaries of the Parent are owned by the Parent free and clear of all Liens (other than Permitted Specified Liens).  Except as described on Schedule 6.01(e), there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of the Parent or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of the Parent or any of its Subsidiaries.

(f)      Litigation.  Except as set forth in Schedule 6.01(f), there is no pending or, to the knowledge of any Loan Party, threatened (in writing) action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(g)      Financial Statements.

(i)      The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP (subject, in the case of interim statements, to the absence of year-end footnotes and subject to audit adjustments that are not material).  All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of the Parent and its Subsidiaries, to the extent required by GAAP to be set forth, are set forth in the Financial Statements.  Since January 30, 2016 (or, solely in the case of the Hi-Tec Entities prior to and without giving effect to the Hi-Tec Acquisition, since December 31, 2015 until immediately prior to the Effective Date) no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii)     The Parent has heretofore furnished to the Agents the unaudited pro forma consolidated balance sheet of the Parent and its Subsidiaries as of October 31, 2016 (the "Pro Forma Balance Sheet") after giving effect to the Transactions as if they had occurred on such date.  Such Pro Forma Balance Sheet accurately reflects all adjustments required to made to give effect to the Transactions, assuming that the Transactions had occurred at such date, and has been prepared in good faith by the Parent.

(iii)    The Parent has heretofore furnished to the Agents (A) projected quarterly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from November 2016, through the end of the Fiscal Year ended January 29, 2018, and (B) projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Years ending in 2019 through 2021, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii).

(h)      Compliance with Law, Etc.  No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any material Requirement of Law, or (iii) any Material Contract binding on or otherwise affecting it or any of its properties, except in the cases of this subclause (iii) where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(i)      ERISA.  Except as set forth on Schedule 6.01(i) or as could not reasonably be expected to have a Material Adverse Effect, (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) if required to be filed, the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan (if any) have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code.  Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability.  No Loan Party or any of its ERISA Affiliates has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code with respect to an Employee Plan, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid, in each case of clauses (i) through (iv), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  There are no pending or, to the knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, or (ii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan.  Except as required by Section 4980B of the Internal Revenue  Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant's termination of employment or, if later, the end of a former employee’s severance period, in each case of clauses (i) and (ii), except if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(j)      Taxes, Etc.  (i) All foreign, Federal and material provincial, state and local tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party have been filed, or extensions have been obtained, and (ii) all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party which have become due and payable on or prior to the date hereof have been paid, except (x) unpaid Taxes in an aggregate amount at any one time not in excess of $250,000, and (y) Taxes contested in good faith by proper proceedings which stay the imposition of any penalty or Lien and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k)      Regulations T, U and X.  No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.

(l)      Nature of Business.

(i)      No Loan Party is engaged in any business other than as set forth on Schedule 6.01(l) and business activities reasonably related or incidental thereto.

(ii)     Other than as permitted under Section 7.02(d)(ii), the Dutch Borrower does not have any material liabilities (other than liabilities arising under the Loan Documents), own any material assets (other than the Equity Interests of its Subsidiaries) or engage in any operations or business (other than the ownership of its Subsidiaries).

(m)     Adverse Agreements, Etc.  No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other

Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

(n)      Permits, Etc.  Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Facility currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except to the extent that any such condition, event or claim could not reasonably be expected to have a Material Adverse Effect.

(o)      Properties.  Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens (except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted).  All such properties and assets are in good working order and condition, ordinary wear and tear and casualty and condemnation excepted.

(p)      Employee and Labor Matters.  Except as could reasonably be expected to have a Material Adverse Effect, there is no (i) unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the  knowledge of each Loan Party, union representation question existing with respect to the employees of any Loan Party or union organizing activity taking place with respect to any of the employees of any Loan Party.  No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of any Loan Party have been in substantial compliance with the Fair Labor Standards Act or any other applicable legal requirements.  All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

(q)      Environmental Matters.  Except as set forth on Schedule 6.01(q), (i) the operations of each Loan Party are in compliance in all material respects with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or, to the knowledge of any Loan Party, a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or, to the knowledge of any Loan Party, any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iv) to the knowledge of any Loan Party, no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (v) no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material for which such Loan Party could reasonably be expected to be liable under Environmental Laws; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party's failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(r)      Insurance.  Each Loan Party maintains the insurance and required services and financial assurance as required by law and as required by Section 7.01(h).  Schedule 6.01(r) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(s)      Use of Proceeds.  The proceeds of the Term Loans shall be used on the Effective Date, together with the proceeds from the Parent's issuance of Common Stock pursuant to the Equity Offering, the proceeds received by the Borrowers in connection with the consummation of the Hi-Tec Dispositions and from the prepayment of minimum guarantees from the Hi-Tec Operating Partners pursuant to the Asset Purchase Agreements, and cash on hand of the Borrowers, to (a) consummate the Refinancing, (b) consummate the Hi-Tec Acquisition in accordance with the Hi-Tec Acquisition Agreement (including the Escrow Agreement) and (c) the payment of the Transaction Costs.  The proceeds of the Revolving Loans shall be used after the Effective Date to fund working capital of the U.S. Borrower and its Subsidiaries.

(t)      Solvency.  Immediately before and after giving effect to the transactions contemplated by this Agreement and immediately before and after giving effect to each Loan, each Loan Party is, and the Loan Parties on a consolidated basis are, Solvent.

(u)      Intellectual Property.  Except as set forth on Schedule 6.01(u), each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Set forth on Schedule 6.01(u) is a complete and accurate list as of the Effective Date of (i) each item of Registered Intellectual Property owned by each Loan Party and (ii) each

Intellectual Property Contract to which each Loan Party is bound (excluding any non-exclusive license of software that is widely commercially available).  No trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code pertaining to Intellectual Property is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(v)      Material Contracts.  Set forth on Schedule 6.01(v) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties thereto and amendments and modifications thereto.  Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto.

(w)     Investment Company Act.  None of the Loan Parties is (i) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(x)      [Reserved].

(y)      [Reserved].

(z)      Consummation of Hi-Tec Acquisition and the Hi-Tec Dispositions.  The Parent has delivered to the Agents complete and correct copies of the Acquisition Documents, including all schedules and exhibits thereto.  The Acquisition Documents set forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby.  The execution, delivery and performance of the Acquisition Documents has been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of stockholders or other holders of Equity Interests required by law or by any applicable corporate or other organizational documents) on the part of each such Person.  No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required for such sale other than such as have been obtained on or prior to the Effective Date.  Each Acquisition Document is the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms.  All conditions precedent to each of the Hi-Tec Acquisition Agreement and the Asset Purchase Agreements have been fulfilled or (with the prior written consent of the Agents) waived, no Acquisition Document has been amended or otherwise modified, and there has been no breach of any material term or condition of any Acquisition Document.

(aa)     Anti-Money Laundering and Anti-Terrorism Laws.

(i)      None of the Loan Parties, nor, to the knowledge of the Loan Parties, any Affiliate of any of the Loan Parties, has violated in the past six years or is in violation of any of the Anti-Money Laundering and Anti-Terrorism Laws or has engaged in or conspired to engage in, in the past six years, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii)     None of the Loan Parties, nor, to the knowledge of the Loan Parties, any Affiliate of any of the Loan Parties, nor any officer or director of any of the Loan Parties, nor any of the Loan Parties' respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is a Blocked Person.

(iii)    To the knowledge of the Loan Parties, none of the Loan Parties, nor any of their agents acting in any capacity in connection with the Loans or other transactions hereunder, (A) conducts any business with or for the direct benefit of any Blocked Person or engages in making or receiving any contribution of funds, goods or services to, from or for the direct benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to any OFAC Sanctions Programs, except to the extent authorized under the Anti-Money Laundering and Anti-Terrorism Laws.

(bb)     Anti-Bribery and Anti-Corruption Laws.

(i)      Each Loan Party is in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), the UK Bribery Act 2010 (the "UK Act") and the anti-bribery and anti-corruption laws of those jurisdictions in which they do business (collectively, the "Anti-Corruption Laws"), as applicable to such Loan Party.

(ii)      None of the Loan Parties has, within the past five years:

(A)      offered, promised, paid, given, or authorized the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any employee, official, representative, or other person acting on behalf of any foreign (i.e., non-U.S.) Governmental Authority thereof, or of any public international organization, or any foreign political party or official thereof, or candidate for foreign political office (collectively, "Foreign Official"), for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(B)      acted or attempted to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.

(iii)    There are, and have been, no allegations, investigations or inquiries by any Governmental Authority with regard to a potential violation of any Anti-Corruption Law by any of the Loan Parties or, to the knowledge of such Loan Parties, any of their respective current or former directors, officers, employees, stockholders or agents, or other persons acting or purporting to act on their behalf.

(iv)     The Loan Parties have adopted, implemented and maintain anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws.

(cc)     Proper Legal Form.  The Loan Documents are in proper legal form under the laws of each Specified Jurisdiction to be valid, legal, effective, enforceable or admissible into evidence in the courts of each Specified Jurisdiction, except for any other procedural steps that have been taken or that can be taken at any time without significant expense or delay and without prejudice to any rights or remedies the Secured Parties may have under the Loan Documents.

(dd)     No Recordation.  It is not necessary that any Loan Document or any other document be filed, registered or recorded with, or executed or notarized before, any court, public office or other authority in any Specified Jurisdiction or that any registration charge or stamp or similar tax be paid on or in respect of any Loan Document or any other document in order to ensure the legality, validity, effectiveness, enforceability, priority or admissibility in evidence of such Loan Document.

(ee)     Proceedings to Enforce Agreement.  In any proceeding in a Specified Jurisdiction to enforce any Loan Document governed by New York law, the choice of New York law as the governing law of such Loan Document will be recognized and applied, the irrevocable submission of it to the jurisdiction of the courts of the State of New York or of the United States of America for the Southern District of New York will be valid, legal, binding and enforceable, and any judgment obtained in such a court will be recognized and enforceable in each Specified Jurisdiction without reconsideration as to the merits of such judgment.

(ff)     Exchange Controls.  Each Loan Party has the ability to lawfully pay solely and exclusively in Dollars the total amount which is, or may become, payable by it to the Lender under the Loan Documents and it has complied with its reporting obligations to the applicable Governmental Authorities in each Specified Jurisdiction.

(gg)     Full Disclosure.

(i)      All written information and other materials (but excluding the Projections and general economic or industry specific information) concerning the Loan Parties and their respective assets and businesses (collectively, the "Information") which has been, or is hereafter, made available by, or on behalf of the Loan Parties and their respective Subsidiaries is, or when delivered will be, when considered as a whole, complete and correct in all material respects and does not, or will not when furnished, taken as a whole, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statement has been made (giving effect to any supplements and updates provided thereto); and

(ii)      with respect to the Projections, such Projections were prepared in good faith on the basis of (A) assumptions, methods and tests stated therein which are believed by the Loan Parties to be reasonable at the time such projections were prepared (it being understood that such projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material) and (B) information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such Projections were furnished to the Lender.

(hh)     Security Interests. Each Security Document creates a legal, valid and enforceable security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral secured thereby.  The Perfection Requirements (as defined in the Security Agreement) and/or the taking of the other perfection actions described in the relevant Security Document result in the perfection of such security interests.  Subject to Section 5.03 and the satisfaction of the Perfection Requirements and/or other such perfection actions, such security interests are, or in the case of Collateral in which any grantor of such security interests obtains rights after the date hereof, will be, perfected, first priority security interests, subject in priority only to the Permitted Liens, and the recording of such instruments of assignment described above.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01      Affirmative Covenants.  Until the Termination Date, unless the Required Lenders shall otherwise consent in writing, each Loan Party will:

(a)      Reporting Requirements.  Furnish to each Agent and each Lender:

(i)      as soon as available, and in any event within 45 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, internally prepared consolidated and consolidating balance sheets and profit and loss statements (by brand) as at the end of such fiscal month;

(ii)     as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, consolidated and consolidating balance sheets, statements of income, stockholders' equity and cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its

Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(iii)    as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated and consolidating balance sheets, statements of income, stockholders' equity and cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the Projections, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and reasonably satisfactory to the Agents (which opinion shall be without (1) a "going concern" or like qualification or exception, (2) any qualification or exception as to the scope of such audit (other than as a result of the upcoming maturity date of Indebtedness under this Agreement occurring within 12 months of the date of such audit), or (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), together with a written statement of such accountants, (only to the extent such accountants are able to do so without additional cost to the Loan Parties), (x) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 7.03 and (y) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

(iv)     simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Parent (a "Compliance Certificate"):

(A)      stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and continued or is continuing, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto,

(B)      in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), (1) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03 and (2) in the cases of clauses (ii) and (iii) of this Section 7.01(a) only, including (y) a discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries for the portion of the Fiscal Year then elapsed (provided, that the discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries included in any Form 10-Q or Form 10-K filed by the Parent shall be deemed to satisfy the requirements of this clause (y)) and (z) discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year, and

(C)      in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clause (iii) of this Section 7.01(a), attaching (1) a summary of all material insurance coverage maintained as of the date thereof by any Loan Party, together with such other related documents and information as the Administrative Agent may reasonably require, (2) the calculation of the Excess Cash Flow in accordance with the terms of Section 2.05(c)(i) and (3) confirmation that there have been no changes to the information contained in each of the Perfection Certificates delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to this clause (iv) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained  therein;

(v)      as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, reports in form and detail satisfactory to the Agents and certified by an Authorized Officer of the Administrative Borrower as being accurate and complete (A) listing all Accounts of the Loan Parties as of such day, which shall include the amount and age of each such Account, showing separately those which are more than 30, 60, 90 and 120 days old, together with a reconciliation of such schedule with the schedule delivered to the Agents pursuant to this clause (v)(A) for the immediately preceding fiscal quarter and such other information as any Agent may reasonably request, and (B) listing all accounts payable of the Loan Parties as of each such day which shall include the amount and age of each such account payable, and such other information as any Agent may reasonably request;

(vi)     promptly upon request of any Agent or Lender, and in any event within 3 Business Days after the end of each week during which such a request is made, reports in form and detail reasonably satisfactory to the Agents and certified by an Authorized Officer of the Parent as being accurate and complete of cash balances of the Parent and its Subsidiaries by jurisdiction;

(vii)    as soon as available and in any event not later than 5 Business Days following the approval of such Projections by the Board of Directors of the Parent (but in any case no later than 45 days after the end of each Fiscal Year), a certificate of an Authorized Officer of the Parent (A) attaching Projections for the Parent and its Subsidiaries, supplementing and superseding the Projections previously required to be delivered pursuant to this Agreement, prepared on a monthly basis and otherwise in form and substance reasonably satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries and (B) certifying that the representations and warranties set forth in Section 6.01(gg)(ii) are true and correct with respect to the Projections; provided,  however, if the Parent shall not have obtained approval of such Projections from its Board of Directors prior to the last day of any Fiscal Year, then the Parent shall deliver draft Projections to the Agent within 15 days of the last day of such Fiscal Year and then deliver to the Agent such revised Projections within 5 Business Days following the approval by the Board of Directors of the Parent;

(viii)   promptly after submission to any Governmental Authority, all material documents and material information furnished to such Governmental Authority in connection with any investigation of any Loan Party involving allegations of wrongdoing against any Loan Party (other than routine inquiries by such Governmental Authority), to the extent such disclosure is not prohibited by any Requirement of Law;

(ix)     as soon as possible, and in any event within 3 days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(x)      (A) as soon as possible after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Administrative Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(xi)     promptly after the commencement thereof but in any event not later than 5 days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(xii)     as soon as practicable, copies of any amendment, waiver or notification that any Loan Party executes or receives in connection with any Material Contract that could reasonably be expected to be adverse to the interests of the Lenders;

(xiii)    as soon as practicable, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party;

(xiv)    promptly after (A) the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange and (B) the receipt thereof, a copy of any material notice received from any holder of its Indebtedness;

(xv)     promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(xvi)    promptly upon request, any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming the Borrowers' compliance with Section 7.02(r);

(xvii)   simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), if, as a result of any change in accounting principles and policies from those used in the preparation of the Financial Statements that is permitted by Section 7.02(q), the consolidated financial statements of the Parent and its Subsidiaries delivered pursuant to clauses (i), (ii) and (iii) of this Section 7.01(a) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Agents; and

(xviii)  promptly upon request, such other information (other than information subject to confidentiality obligations with a third party or attorney-client privilege or the sharing of which information is prohibited by applicable law, in which case, to the extent reasonably practical to provide the same, redacted summaries of such information shall be provided) concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

(b)      Additional Borrowers, Guarantors and Collateral Security.  Cause:

(i)      each Subsidiary (other than an Excluded Subsidiary) of any Loan Party organized under the laws of any Specified Jurisdiction that is not in existence on the Effective Date, each Subsidiary of any Loan Party which is a non-borrowing Subsidiary on the Effective Date (or upon formation or acquisition) but later ceases to be an Excluded Subsidiary (including any Immaterial Subsidiary ceasing to be an Immaterial Subsidiary pursuant to the terms of the definition thereof), and any Subsidiary organized in a jurisdiction that becomes a

Specified Jurisdiction after the Effective Date, to execute and deliver to the Collateral Agent promptly and in any event within 5 Business Days after the formation or change in status of, or on the date of any acquisition of, such Subsidiary, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Borrower or a Guarantor, (B) a supplement to the Security Agreement or other Security Document, together with (1) certificates, if any, evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged under the terms of the Security Agreement or other Security Document, (2) undated stock powers for such Equity Interests executed in blank, and (3) such opinions of counsel as the Collateral Agent may reasonably request, (C) to the extent required under the terms of this Agreement, one or more Mortgages creating on the fee-owned real property of such Subsidiary a perfected, first priority Lien (in terms of priority, subject only to Permitted Specified Liens) on such real property and such other Real Property Deliverables as may be reasonably required by the Collateral Agent with respect to each such real property, and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Document or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that substantially all property and assets of such Subsidiary shall become Collateral for the Obligations;

(ii)     each owner (that is a Loan Party) of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within 10 Business Days, or such longer date as the Collateral Agent may agree to in its sole discretion, after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in the Security Agreement) or comparable document pursuant to the applicable Security Document, together with (A) certificates, if any, evidencing all of the Equity Interests of such Subsidiary required to be pledged under the terms of the applicable Security Documents, (B) undated stock powers or other appropriate instruments of assignment for such certificated Equity Interests executed in blank, (C) such opinions of counsel as the Collateral Agent may reasonably request and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent; and

(iii)    notwithstanding the foregoing, no CFC of a U.S. Loan Party shall be required to become a Guarantor with respect to the U.S. Obligations (and, as such, shall not be required to deliver the documents required by clause (i) above to secure the U.S. Obligations) and no property or assets of any CFC shall be required to be pledged or otherwise subject to a Lien under the Loan Documents to secure the U.S. Obligations; provided,  however, that if the Equity Interests of such CFC are owned by a U.S. Loan Party, such U.S. Loan Party shall deliver, all such documents, instruments, agreements (including, without limitation, at the reasonable request of the Collateral Agent, a pledge agreement governed by the laws of the jurisdiction of organization of such CFC, but only to the extent that such CFC is organized under the laws of a Specified Jurisdiction), and certificates, if any, described in clause (ii) above to the Collateral Agent, and take all commercially reasonable actions reasonably requested by the Collateral Agent or otherwise necessary to grant and to perfect a first-priority Lien (subject to Permitted Specified Liens) in favor of the Collateral Agent, for the benefit of the Agents and the Lenders to secure the U.S. Obligations, in sixty five percent (65%) of the voting Equity Interests of such CFC and one hundred percent (100%) of all non-voting Equity Interests of such CFC owned by such Loan Party.  Nothing contained in this clause (iii) shall limit the obligation of such CFC to become a Guarantor with respect to the Obligations that do not constitute U.S. Obligations, including, without limitation, the Foreign Obligations.

(c)      Compliance with Laws; Payment of Taxes.

(i)      Comply, and cause each of its Subsidiaries to comply, in all material respects, with all Requirements of Law (including, without limitation, all Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing).

(ii)     Pay, and cause each of its Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, all Taxes imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries except (x) Taxes in an aggregate amount for all such Taxes not exceeding $250,000,  at any one time, and (y) Taxes contested in good faith by proper proceedings which stay the imposition of any penalty or Lien and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d)      Preservation of Existence, Etc.  Except as otherwise permitted under Section 7.02(c), maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(e)      Keeping of Records and Books of Account.  Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete (in all material respects) entries made to permit the preparation of financial statements in accordance with GAAP.

(f)      Inspection Rights.  Subject to the limitations set forth in Section 2.06(e), permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time during normal business hours, at the expense of the Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, valuations, appraisals or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives so long as (unless an Event of Default has occurred and is continuing) the Administrative Borrower has been given a reasonable opportunity to have a representative present at any such meeting (and if the Administrative Borrower so elects to have a representative present at such meeting, then such meeting shall be held at a time and location that is reasonably acceptable to both the Administrative Borrower and the Agents), and such meeting shall be upon reasonable prior notice and during normal business hours.  In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 7.01(f), so long as (unless an Event of Default has occurred and is continuing) the Administrative Borrower has been given a reasonable opportunity to have a representative present at any such meeting (and if the Administrative Borrower so elects to have a representative present at such meeting, and such meeting shall be held at a time and location that is reasonably acceptable to both the Administrative Borrower and the Agents).

(g)      Maintenance of Properties, Etc.    Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear, and casualty and condemnation excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply could not reasonably be expected to have a Material Adverse Effect.

(h)      Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, property, worker's compensation and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts, subject to such deductibles and self-insurance retentions, and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent.  All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as its interests may appear, in case of loss, under a standard non‑contributory "lender" or "secured party" clause and are to contain such other provisions as the Collateral Agent may reasonably require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies.  All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable (in the case of liability insurance) endorsement and additional insured and mortgagee endorsements (in the case of property insurance) in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days' (10 days' in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation.  If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrowers' expense and without any responsibility on the Collateral Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i)      Obtaining of Permits, Etc.  Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary or useful in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action could not reasonably be expected to have a Material Adverse Effect.

(j)      Environmental.  (i)  Keep any real property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, with all Environmental Laws in all material respects and provide to the Collateral Agent any non-privileged documentation of such compliance which the Collateral Agent may reasonably request; (iii) provide the Agents written notice within 5 Business Days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries for which any Loan Party could reasonably be expected to be liable under Environmental Law and take any Remedial Actions required to abate said Release; and (iv) provide the Agents with written notice within 10 days of the receipt of any of the following:  (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order issued pursuant to Environmental Law, in each case, which could reasonably be expected to have a Material Adverse Effect.

(k)      Fiscal Year.  Cause the Fiscal Year of the Parent and its Subsidiaries to end on or about the Saturday nearest to January 31 of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(l)      [Reserved].

(m)      After Acquired Real Property.  Upon the acquisition by it or any of its Subsidiaries after the date hereof of any fee interest in any real property (wherever located) (each such interest being a "New Facility") with a Current Value (as defined below) in excess of $500,000, promptly so notify the Collateral Agent within 30 days after such acquisition, setting forth a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party's good-faith estimate of the current value of such real property (for purposes of this Section, the "Current Value").  The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to such New Facility, except that Collateral Agent shall not require a Mortgage or any other Real Property Deliverables for any Facility as to which the Collateral Agent shall determine in its reasonable discretion that the costs and burdens of obtaining a security interest are excessive in relation to the value afforded thereby.  Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables), the Person that has acquired such New Facility shall furnish the same to the Collateral Agent within 60 days (or such longer period as the Collateral Agent may agree to in its sole discretion) after receipt of such request.  The Borrowers shall pay all fees and expenses, including, without limitation, reasonable attorneys' fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party's obligations under this Section 7.01(m).

(n)      Anti-Bribery and Anti-Corruption Laws.  Maintain, and cause each of its Subsidiaries to maintain, anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws.

(o)      Lender Meetings.  Upon the reasonable request of any Agent or the Required Lenders (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each Fiscal Year), participate in a meeting with the Agents and the Lenders at the Borrowers' corporate offices (or at such other location as may be agreed to by the Administrative Borrower and such Agent or the Required Lenders) at such time as may be agreed to by the Administrative Borrower and such Agent or the Required Lenders.

(p)      Further Assurances.  Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.  In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party's name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

Section 7.02      Negative Covenants.  Until the Termination Date, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)      Liens, Etc.    Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor (other than an unauthorized financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor so long as such unauthorized financing statement is promptly terminated after the Loan Parties obtain knowledge thereof); sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) other than, as to all of the above, Permitted Liens.

(b)      Indebtedness.  Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c)      Fundamental Changes; Dispositions.

(i)      Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or permit any of its Subsidiaries to do (or agree to do) any of the foregoing; provided,  however, that

(A)      any wholly-owned Subsidiary of any Loan Party (other than a Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate or amalgamate with another wholly-owned Subsidiary of such Loan Party, so long as (1) no other provision of this Agreement would be violated thereby, (2) such Loan Party gives the Agents at least 5 days’ prior written notice, if such Subsidiary is a Loan Party, or notifies the Agents within 5 days, if such Subsidiary is not a Loan Party, of such merger, consolidation or amalgamation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, without limitation, the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (3) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (4) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or amalgamation and (5) the surviving Subsidiary, if any, if not already a Loan Party, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to the applicable Security Documents and the Equity Interests of such Subsidiary are the subject of a Security Document, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, consolidation or amalgamation;

(B)      any Subsidiary of a Borrower that is not a Loan Party may dissolve or liquidate; provided that if in connection with any such dissolution or liquidation, the dissolving entity transfers its assets to another Person and if in connection with such transaction a Loan Party is a transferor of assets, then to the extent constituting an Investment, such Investment must be a Permitted Investment;

(C)      any Subsidiary of a Borrower that is not a Loan Party may merge, amalgamate or consolidate with or dissolve or liquidate into any other Person in order to effect a Permitted Investment;

(D)      except in the case of a merger, dissolution, liquidation or consolidation of a Loan Party, any merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Permitted Disposition may be effected;

(E)      any Loan Party (other than the Borrowers) may merge, amalgamate or consolidate with or liquidate or dissolve into any other Person so long as an

Unrestricted Loan Party is the surviving Person, or, if a Loan Party (other than a Borrower) is a Restricted Guarantor, such Restricted Guarantor may merger, amalgamate or consolidate with or liquidate or dissolve into any other Loan Party which remains as the surviving Person; and

(F)      any Subsidiary of a Borrower that is not a Loan Party may merge, amalgamate or consolidate with or liquidate or dissolve into any other Subsidiary of any Borrower.

(ii)      Make any Disposition, whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided,  however, that any Loan Party and its Subsidiaries may make Permitted Dispositions.

(d)      Change in Nature of Business.

(i)      Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).

(ii)     In the case of the Dutch Borrower,

(A)      incur any Indebtedness other than (1) Indebtedness under the Loan Documents or otherwise in connection with the Transactions and (2) Contingent Obligations with respect to Permitted Indebtedness;

(B)      create, incur, assume or suffer to exist any Liens other than (1) Liens created under the Loan Documents or (2) Permitted Liens consisting of deposits made in the ordinary course of business or arising by operation of any Requirements of Law; or

(C)      engage in any business activity or own any material assets other than (1) holding the Equity Interests of Hi-Tec and, indirectly, any Subsidiary of Hi-Tec (and/or any joint venture of any thereof); (2) performing its obligations under the Loan Documents and other Indebtedness and Liens (including the granting of Liens) described in clauses (A) and (B) above; (3) issuing its own Equity Interests (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Equity Interests); (4) filing tax reports and paying taxes and other customary obligations in the ordinary course (and contesting any taxes); (5) preparing reports to Governmental Authorities and to its shareholders; (6) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law; (7) providing indemnification for its officers, directors, members of management, employees and advisors or consultants; (8) the performance of its obligations under any document, agreement and/or Investment contemplated by the Transactions or Investments consisting of Contingent Obligations in the ordinary course of business; (9) complying with applicable Requirements of Law (including with respect to the maintenance of its existence); and (10) activities incidental to any of the foregoing.

(e)      Loans, Advances, Investments, Etc.  Make or commit or agree to make, or permit any of its Subsidiaries make or commit or agree to make, any Investment in any other Person except for Permitted Investments.

(f)      Sale and Leaseback Transactions.  Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction.

(g)      [Reserved].

(h)      Restricted Payments.  Make or permit any of its Subsidiaries to make any Restricted Payment other than Permitted Restricted Payments.

(i)      Federal Reserve Regulations.  Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j)      Transactions with Affiliates.  Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business in a manner and to an extent necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, and that are fully disclosed to the Agents prior to the consummation thereof, if they involve one or more payments by the Parent or any of its Subsidiaries in excess of $250,000 for any single transaction or series of related transactions, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 7.02(e) and Section 7.02(h), (iv) sales of Qualified Equity Interests of the Parent to Affiliates of the Parent not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, (v) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Loan Party or such Subsidiary, (vi) the Transactions, and (vii) transactions between or among the Loan Parties otherwise not prohibited by this Agreement.

(k)      Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.  Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A)      this Agreement and the other Loan Documents;

(B)      any agreement in effect on the date of this Agreement and described on Schedule 7.02(k), or any extension, replacement or continuation of any such agreement; provided, that, any such encumbrance or restriction contained in such extended, replaced or continued agreement is no less favorable to the Agents and the Lenders than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;

(C)      any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D)      in the case of clause (iv), (1) customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset and (2) instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;

(E)      Permitted Liens or customary restrictions on dispositions of real property interests in reciprocal easement agreements;

(F)      customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets;

(G)      customary restrictions in contracts that prohibit the assignment of such contract; or

(H)      customary restrictions on (i) the Equity Interests of a joint venture or (ii) the operation of a joint venture, in each case, set forth in an agreement governing a joint venture to which such Loan Party or any of its Subsidiaries is a party.

(l)      Limitations on Negative Pledges.  Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) this Agreement and the other Loan Documents, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, (iv) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (v) customary provisions regarding confidentiality or restricting assignment, pledges or transfer of any agreement entered into in the ordinary course of business, and (vi) customary restrictions with respect to (A) the Equity Interests of a joint venture and (B) the operation of a joint venture, in each case of this clause (vi), set forth in an agreement governing a joint venture to which such Loan Party or any of its Subsidiaries is a party.

(m)     Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i)      Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries' Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would add any covenant or event of default, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect;

(ii)     except for the Obligations, (A) make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries' Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), (B) refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (other than with respect to Permitted Refinancing Indebtedness), (C) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto; provided that the Batra A/R Loan Facility, notwithstanding that it is Subordinated Indebtedness, may be repaid with the cash proceeds of (1) the Batra A/R made available to the Dutch Borrower, (2) adjustments to the purchase price of the Hi-Tec Acquisition received by the Dutch Borrower in connection with the Batra A/R pursuant to Section 5.2 and Schedule 8 of the Hi-Tec Acquisition Agreement or (3) Common Stock issued pursuant to the exercise by the underwriter of the Equity Offering of its over-allotment option pursuant to the terms and conditions of the Equity Offering, but only using proceeds issued after the initial issuance date of the Equity Offering, which are issued in excess of 5% of the initial issuance size of such Equity Offering (without giving effect to such over-allotment option exercise) and to the extent such excess cash proceeds are made available to the Dutch Borrower, and the Batra A/R Loan Facility may, unless an Event of Default has occurred and is continuing, be paid regularly scheduled interest as and when due, or (D) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing; provided, that this clause (ii) shall not apply to (1) Permitted Intercompany Investments, (2) Permitted Purchase Money Indebtedness and (3) Permitted Indebtedness under clause (k) of the definition of Permitted Indebtedness;

(iii)    amend, modify or otherwise change any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders' agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iii) in a manner adverse in any material respect to the Agents or the Lenders; or

(iv)     agree to any amendment, modification or other change to or waiver of any of its rights under any Material Contract or any Acquisition Document if such amendment, modification, change or waiver would be adverse in any material respect to the Agents and the Lenders.

(n)      Investment Company Act of 1940.  No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is any Loan Party controlled by such a company.

(o)      ERISA.  (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor, except to the extent that the penalty for all prohibited transactions could not reasonably be expected to result in a Material Adverse Effect;  (iii) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto, except to the extent that such failure could not reasonably be expected to result in a Material Adverse Effect; or (iv) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required for an Employee Plan under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment except to the extent that such failure could not reasonably be expected to result in a Material Adverse Effect.

(p)      Environmental.  Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except to the extent such actions could not reasonably be expected to have a Material Adverse Effect.

(q)      Accounting Methods.  Modify or change, or permit any of its Subsidiaries to modify or change, its method of accounting or accounting principles from those utilized in the preparation of the Financial Statements (other than as may be required to conform to GAAP).

(r)      Anti-Money Laundering and Anti-Terrorism Laws.

(i)      None of the Loan Parties, nor (to the knowledge of any Loan Party) any of their Affiliates, shall, except to the extent authorized under the Anti-Money Laundering and Anti-Terrorism Laws:

(A)      conduct any business or engage in any transaction or dealing with or for the benefit of any Blocked Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Blocked Person;

(B)      deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to the OFAC Sanctions Programs;

(C)      use any of the proceeds of the transactions contemplated by this Agreement to finance, promote or otherwise support in any manner any violation of the Anti-Money Laundering and Anti-Terrorism Laws or any specified unlawful activity as that term is defined in the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956 and 1957; or

(D)      violate, attempt to violate, or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii)     None of the Loan Parties, nor any Affiliate of any of the Loan Parties, nor any officer, director or principal shareholder or owner of any of the Loan Parties, nor any of the Loan Parties' respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, shall be or shall become a Blocked Person.

(s)      Anti-Bribery and Anti-Corruption Laws.  None of the Loan Parties shall:

(i)      offer, promise, pay, give, or authorize the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any Foreign Official for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(ii)     act or attempt to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.

(t)      Centre of Main Interest. No Loan Party whose jurisdiction of incorporation or organization is in a member state of the European Union shall deliberately change its “centre of main interests” (as that term is used in Article 3(1) of the Regulation) in a manner which would reasonably be expected to be materially adverse to the interests of the Lenders.

Section 7.03      Financial Covenants.  Until the Termination Date, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)      Leverage Ratio.  Permit the Leverage Ratio of the Parent and its Subsidiaries (commencing with the fiscal quarter ending on or about April 28, 2017), for any period of 4 consecutive fiscal quarters of the Parent and its Subsidiaries for which the last quarter ends on or about a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Quarter End	Leverage Ratio
April 28, 2017	3.00 to 1.00
July 31, 2017	3.00 to 1.00
October 31, 2017	2.50 to 1.00
February 3, 2018	2.25 to 1.00
April 30, 2018	2.25 to 1.00
July 31, 2018 and thereafter	2.00 to 1.00

(b)      Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries (commencing with the fiscal quarter ending on or about April 28, 2017), for any period of 4 consecutive fiscal quarters of the Parent and its Subsidiaries for which the last quarter ends on or about a date set forth below to be less than the ratio set forth opposite such date:

Fiscal Quarter End	Fixed Charge Coverage Ratio
April 28, 2017	1.50 to 1.00
July 31, 2017	1.50 to 1.00
October 31, 2017	1.50 to 1.00
February 3, 2018	1.50 to 1.00
April 30, 2018 and thereafter	1.75 to 1.00

ARTICLE VIII

CASH MANAGEMENT ARRANGEMENTS
AND OTHER COLLATERAL MATTERS

Section 8.01      Cash Management Arrangements.  (a)  The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agents at one or more of the banks set forth on Schedule 8.01 (each a "Cash Management Bank") and (ii) except as otherwise provided under Section 8.01(b), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party) into a Cash Management Account.

(b)       Within 30 days after the Effective Date, the Loan Parties shall, with respect to each Cash Management Account (other than Excluded Accounts), deliver to the Collateral Agent a Control Agreement with respect to such Cash Management Account and, from and after the date that is 30 days following the Effective Date, the Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any deposit account or securities account, unless the Collateral Agent shall have received a Control Agreement in respect of each such Cash Management Account (other than Excluded Accounts or newly acquired deposit or securities accounts in connection with Permitted Acquisitions (each, an "Acquired Account"), in which case the Loan Parties shall cause such Acquired Account to become subject to a Control Agreement within 30 days following the closing of such Permitted Acquisition (or such longer time as may be agreed to by the Collateral Agent in its sole discretion)).

(c)      Upon the terms and subject to the conditions set forth in a Control Agreement with respect to a Cash Management Account, all amounts received in such Cash Management Account shall at the Administrative Agent's direction be wired each Business Day into the Administrative Agent's Account, except that, so long as no Event of Default has occurred and is continuing, the Administrative Agent will not direct the Cash Management Bank to transfer funds in such Cash Management Account to the Administrative Agent's Account.

(d)      So long as no Default or Event of Default has occurred and is continuing, the Borrowers may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided,  however, that (i) except with respect to an Acquired Account (the institution maintaining an Acquired Account, an “Acquired Cash Management Bank”) prior to the time of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Control Agreement and (ii) with respect to any Acquired Account and Acquired Cash Management Bank, Schedule 8.01 shall be automatically amended upon the closing of a Permitted Acquisition to reflect such Acquired Account(s) and Acquired Cash Management Bank.  Each Loan Party shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from the Collateral Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in the Collateral Agent's reasonable judgment, or the Collateral Agent's liability under any Control Agreement with such Cash Management Bank, or that the operating performance, funds transfer, or availability of procedures or performance of such Cash Management Bank with respect to Cash Management Accounts, is no longer acceptable in the Collateral Agent's reasonable judgment.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01      Events of Default.  Each of the following events shall constitute an event of default (each, an "Event of Default"):

(a)      any Borrower shall fail to pay, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), all or any portion of the principal of the Loans, any Collateral Agent Advance, any interest on any Loan or any fee, indemnity or other amount payable under this Agreement or any other Loan Document;

(b)      any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate or other writing delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or "Material Adverse Effect" in the text thereof) when made or deemed made;

(c)      any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 5.03, Section 7.01(a), Section 7.01(c), Section 7.01(d), Section 7.01(f), Section 7.01(h), Section 7.01(k), Section 7.01(m), Section 7.01(o), Section 7.02 or Section 7.03 or Article VIII, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Document to which it is a party or any Mortgage to which it is a party;

(d)      any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e)      any Loan Party shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate principal amount outstanding in excess of $750,000, and such failure shall continue after the applicable grace or cure period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f)      any Loan Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, (iv) incorporated or organized in the Netherlands shall have filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or (v) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g)      any proceeding shall be instituted against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h)      any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)      any Security Document, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason (except as a result of an action or failure to act on the part of any Agent within its reasonable control after having been provided with the information required by the Loan Documents) fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral with a value in excess of $750,000 that is purported to be covered thereby;

(j)      one or more judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of money exceeding $1,000,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has been notified and has not denied coverage) shall be rendered against any Loan Party and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of 10 consecutive days after entry thereof during which (A) a stay of enforcement thereof is not in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(k)      any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business for more than 15 days;

(l)      (x) if in any twelve month period (each, a "Test Period") there is a loss or termination of, or failure to renew, one or more contracts (excluding, in any event, the impact of non-renewal of the Target Agreement as previously disclosed to the Administrative Agent prior to the Effective Date) that in the aggregate represent $5,000,000 per annum or more in revenue of the Parent and its Subsidiaries (the "Projected Lost Revenue"), then at the end of the six month period immediately following a Test Period (the "Reference Period"), the Parent shall calculate the difference between (A) the revenue of the Parent and its Subsidiaries for the twelve month period most recently concluded at the end of the Reference Period (the "Initial Revenue Period"), but excluding in such calculation revenue received from such agreements, contracts or arrangements that were lost, terminated or failed to be renewed during the relevant Test Period and (B) the revenue of the Parent and its Subsidiaries for the twelve month period most recently concluded immediately prior to the Initial Revenue Period (such difference between (A) and (B), the "Revenue Comparison Amount", which such amount shall not in any case be deemed to be less than zero), and (y) the amount that is the difference between (1) the Projected Lost Revenue minus (2) the Revenue Comparison Amount is greater than $5,000,000, unless the Parent and its Subsidiaries shall have entered into one or more new, modified or reinstated license agreements or other contracts or contractual arrangements (whether through the entry into new contracts or agreements, modifications of existing contracts or agreements or the reinstatement of previously expired or terminated contracts or agreements), that provide for, in the aggregate, future additional revenue per annum (in excess of the revenue received from such agreements, contracts or arrangements during the Initial Revenue Period) equal to or in excess of the Projected Lost Revenue;

(m)     the indictment of any Loan Party under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of any Loan Party;

(n)      any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $750,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party's or any of its ERISA Affiliates' annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $750,000;

(o)      any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan's vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $750,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount); or

(p)      a Change of Control shall have occurred,

then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Administrative Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be accelerated and due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Premium with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided,  however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents, including, without limitation, the Applicable Premium, shall be accelerated and become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

ARTICLE X

AGENTS

Section 10.01      Appointment.  Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including:  (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent's inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such

Agent by the terms of this Agreement or any other Loan Document; (vii)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and (ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations.  As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans; provided,  however, the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02      Nature of Duties; Delegation.  (a) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  The duties of the Agents shall be mechanical and administrative in nature.  The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document.  If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender.  Each Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed such Agent to act or refrain from acting pursuant hereto.

(b)      Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender).  Any such Person shall benefit from this Article X to the extent provided by the applicable Agent.

Section 10.03      Rights, Exculpation, Etc.    The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form reasonably satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.  The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled.  The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 10.04      Reliance.  Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05      Indemnification.  To the extent that any Agent is not reimbursed and indemnified by any Loan Party, and whether or not such Agent has made demand on any Loan Party for the same, the Lenders will, within five days of written demand by such Agent, reimburse such Agent for and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided,  however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination by a court of competent jurisdiction that such liability resulted from such Agent's gross negligence or willful misconduct.  The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06      Agents Individually.  With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan.  The terms "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders.  Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07      Successor Agent.  (a)  Any Agent may at any time give at least 30 days prior written notice of its resignation to the Lenders and the Administrative Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Administrative Borrower, to appoint a successor Agent.  If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders appoint a successor Agent with, so long as no Event of Default has occurred and is continuing, the consent of the Administrative Borrower (such consent not to be unreasonably withheld, delayed or conditioned).  Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)      With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (other than its obligations under Section 12.19 hereof and except that in the case of any Collateral held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent shall have been appointed as provided for above.  Upon the acceptance of a successor's Agent's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (other than its obligations under Section 12.19 hereof).  After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Agent in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

Section 10.08      Collateral Matters.

(a)      The Collateral Agent may from time to time make such disbursements and advances ("Collateral Agent Advances") which the Collateral Agent, in its reasonable discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04.  The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Revolving Loans that are Reference Rate Loans.  The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01.  The Collateral Agent shall notify each Lender and the Administrative Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance.  Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Collateral Agent Advance.  If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.

(b)      The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans and all other Obligations (other than Contingent Indemnity Obligations) in accordance with the terms hereof; or constituting property being sold or disposed of in the ordinary course of any Loan Party's business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02.  Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c)      Without in any manner limiting the Collateral Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b).  Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided,  however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's reasonable opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d)      Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(e)      The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent's own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09      Agency for Perfection.  Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party.  Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent's request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent's instructions.  In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the

Loan Documents.  Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10      No Reliance on any Agent's Customer Identification Program.    Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced ("CIP Regulations"), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby:  (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act.  Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11      No Third Party Beneficiaries.  Other than Sections 10.07 and 10.08, the provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 10.12      No Fiduciary Relationship.  It is understood and agreed that the use of the term "agent" herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13      Reports; Confidentiality; Disclaimers.  By becoming a party to this Agreement, each Lender:

(a)      is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Parent or any of its Subsidiaries (each, a "Report") prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,

(b)      expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c)      expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Parent and its Subsidiaries and will rely significantly upon the Parent's and its Subsidiaries' books and records, as well as on representations of their personnel,

(d)      agrees to keep all Reports and other material, non-public information regarding the Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19, and

(e)      without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of the Borrowers, and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.14      Collateral Custodian (a)      .  Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents' and the Lenders' interests.  Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral.  All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

Section 10.15      Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)      to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b)      to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;and any custodian, receiver, examiner, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.

ARTICLE XI

GUARANTY

Section 11.01      Guaranty.  Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of (A) in the case of each Guarantor that is a U.S. Loan Party, all Obligations and (B) in the case of each Guarantor that is a Foreign Loan Party, the Foreign Obligations now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this Article XI.  Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower.  In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.

Section 11.02      Guaranty Absolute.  Each Guarantor jointly and severally guarantees that the Guaranteed Obligations for which it is responsible pursuant to Section 11.01 will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto.  Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral.  The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Article XI shall be, until the Termination Date, irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)      any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)      any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)      any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)      the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;

(e)      any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f)      any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 11.03      Waiver.  Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor.  Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits.  Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04      Continuing Guaranty; Assignments.  This Article XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05      Subrogation.  No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI shall have been paid in full in cash and the Final Maturity Date shall have occurred.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising.  If (i) any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Secured Parties will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06      Contribution.  All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor's Aggregate Payments to equal its Fair Share as of such date.  "Fair Share" means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all

Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed.  "Fair Share Contribution Amount" means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the "Fair Share Contribution Amount" with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor.  "Aggregate Payments" means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor.  The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.06.

ARTICLE XII

MISCELLANEOUS

Section 12.01      Notices, Etc.

(a)      Notices Generally.  All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, telecopier or, subject to clause (b) below, by electronic communication.  In the case of notices or other communications to any Loan Party, Administrative Agent or the Collateral Agent, as the case may be, they shall be sent to the respective address set forth below (or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01):

Cherokee Inc.
5990 Sepulveda Boulevard

Sherman Oaks, CA 91411
Attention:  Chief Financial Officer
Telephone:  (818) 909-9868

Email: jasonb@cherokeeglobalbrands.com

with a copy to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention: Dario D. Avram
Telephone:  (415) 268-7479

Email: DarioAvram@mofo.com

if to the Administrative Agent or the Collateral Agent, to it at the following addresses:

Cerberus Business Finance LLC
875 Third Avenue
New York, New York  10022
Attention: Mr. Daniel Wolf
Telephone:  (212) 891-2121
Telecopier:  (212) 891-1541
Email:  dwolf@cerberuscapital.com

Cerberus California, LLC
11812 San Vicente Blvd, Suite 300
Los Angeles, CA 90049
Attention: Mr. Joseph Spano
Telephone:  (424) 832-5622
Email:  jspano@cerberuscalifornia.com

in each case, with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York  10022
Attention:  Frederic L. Ragucci
Telephone:  212-756-2000
Telecopier:  212-593-5955
Email:  frederic.ragucci@srz.com

All notices or other communications sent in accordance with this Section 12.01, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (i) notices sent by overnight courier service shall be deemed to have been given when received, (ii) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (iii) notices by electronic communication shall be deemed to have been given as set forth in clause (b)(ii) below, provided,  further that notices to any Agent pursuant to Article II shall not be effective until received by such Agent.

(b)      Electronic Communications.

(i)      Each Agent and the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii)     Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 12.02      Amendments, Etc.  (a) No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Fee Letter), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), (y) in the case of any other waiver or consent, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and (z) in the case of any other amendment, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided,  however, that no amendment, waiver or consent shall:

(i)      increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case, without the written consent of such Lender;

(ii)     increase the Total Commitment without the written consent of each Lender;

(iii)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;

(iv)     amend the definition of "Required Lenders" or "Pro Rata Share" without the written consent of each Lender;

(v)      release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release any Borrower or any Guarantor (except in connection with a Disposition of the Equity Interests thereof permitted by Section 7.02(c)(ii)), in each case, without the written consent of each Lender; or

(vi)     amend, modify or waive Section 4.02, Section 4.03 or this Section 12.02 of this Agreement without the written consent of each Lender.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, (B) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party, or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby and (C) the consent of the Borrowers shall not be required to change any order of priority set forth in Section 2.05(d) and Section 4.03.    Notwithstanding anything to the contrary herein, no Defaulting Lender, Loan Party, equity holder of the Parent or any of their respective Affiliates that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Defaulting Lender, Loan Party, equity holder of the Parent or Affiliate).

(b)      If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender (the "Holdout Lender") fails to give its consent, authorization, or agreement, then the Collateral Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a "Replacement Lender"), and the Holdout Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.  Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever.  If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07.  Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.

Section 12.03      No Waiver; Remedies, Etc.  No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04      Expenses; Taxes; Attorneys' Fees.  The Borrowers agree to pay, without duplication, (1) on the Effective Date and (2) after the Effective Date, within 3 Business Days after receipt of an invoice that sets forth such costs and expenses in reasonable detail, all reasonable and documented out-of-pocket  all costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (n) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable and documented fees, out-of-pocket costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (n) below, each Lender) (but limited in each case of this Section 12.04, for the Agents and the Lenders taken as a whole, to (x) one primary counsel for each Agent and one primary counsel for the Lenders (taken as a whole), (y) one regulatory counsel and (z) one local counsel in each relevant jurisdiction or a single special counsel acting in multiple jurisdictions, in each case unless a conflict arises, in which case the reasonable and documented fees and out-of-pocket expenses of one conflicts counsel shall also be reimbursed by the Borrowers, and for the Agents and the Lenders taken as a whole, to all other types of professionals or advisors other than counsel (such as financial advisors, investment bankers, accountants, etc.) to one firm of each such type of advisors to the Agents and the Lenders, taken as a whole), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Loans, reasonable title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to (but subject to any limitations set forth in Section 2.06(d)):  (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the enforcement of any rights under this Agreement and the other Loan Documents and the preservation and protection of the Agents' or any of the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents' or the Lenders' claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan

Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, except in each case under clauses (d), (e) and (f), no reimbursement shall be required to the extent any such costs and expenses are the result of the gross negligence, willful misconduct of or breach of a funding obligation under a Loan Document by such Person claiming reimbursement, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in accordance with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in accordance with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party in accordance with this Agreement or any other Loan Document, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any Facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, (m) the rating of the Loans by one or more rating agencies in connection with any Lender's Securitization, or (n) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing.  Without limitation of the foregoing or any other provision of any Loan Document:  (x) the Borrowers agree to pay all stamp, document, transfer, recording filing or similar fees or Taxes required to be paid under applicable law in connection with this Agreement or any other Loan Document, and the Borrowers agree to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission by the Borrowers to timely pay any such fees or Taxes, (y) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers.  The obligations of the Borrowers under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.05      Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off.  Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06      Severability.   Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07      Assignments and Participations.

(a)      This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided,  however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.

(b)      Subject to the conditions set forth in clause (c) below, each Lender may assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to:

(i)      all or a portion of its Term Loan Commitment and any Term Loan made by it with the written consent of the Collateral Agent, and

(ii)     all or a portion of its Revolving Credit Commitment and the Revolving Loans made by it with the written consent of each Agent;

provided,  however, that no written consent of the Collateral Agent or the Administrative Agent shall be required if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

(c)      Assignments shall be subject to the following additional conditions:

(i)      each such assignment shall be in an amount which is at least $1,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender's Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (A) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $1,000,000 or a multiple of $1,000,000 in excess thereof);

(ii)     the parties to each such assignment shall execute and deliver to the Collateral Agent (and the Administrative Agent, if applicable), for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender);

(iii)    no such assignment shall be made to (A) any Loan Party, equity holder of the Parent or any of their respective Affiliates or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B); and

(iv)     unless an Event of Default shall have occurred and be continuing, the Administrative Borrower shall have provided its written consent (which shall not be unreasonably withheld or delayed) to any assignment, provided that such consent will not be required if (A) the assignment is to an existing Lender or an Affiliate or Related Fund of an existing Lender or (B) such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

(d)      Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, other than obligations which survive under Section 12.19, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(e)      By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(f)      The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the "Registered Loans") owing to each Lender from time to time.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(g)      Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to Section 12.07(b) (which consent of the applicable Agent must be evidenced by such Agent's execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Loans and/or Commitment reductions made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent) and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(h)      A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(i)      In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrowers, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the "Participant Register").  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  The Participant Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(j)      Any Non-U.S. Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.09(d).

(k)      Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, that (i) such Lender's obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) actions directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) actions directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document).  The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.09 and Section 2.10 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

(l)      Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to such Lender pursuant to securitization or similar credit facility (a "Securitization"); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  The Loan Parties shall cooperate with such Lender and its Affiliates to effect the Securitization including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or the Securitization.

Section 12.08      Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09      GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK;  PROVIDED THAT NOTWITHSTANDING THE FOREGOING AND THE GOVERNING LAW PROVISIONS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS IT IS UNDERSTOOD AND AGREED THAT (A) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF EITHER THE PARENT OR ANY OF ITS AFFILIATES HAVE THE RIGHT NOT TO CONSUMMATE THE HI-TEC ACQUISITION OR TO TERMINATE ITS OBLIGATIONS UNDER THE HI-TEC ACQUISITION AGREEMENT AND (B) THE DETERMINATION OF WHETHER THE HI-TEC ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE HI-TEC ACQUISITION AGREEMENT AND, IN ANY CASE, CLAIMS OR DISPUTES ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF SHALL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE NETHERLANDS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

Section 12.10      CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.

(a)      ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF

THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.  THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b)      Each Foreign Loan Party hereby irrevocably appoints the Parent (the "Process Agent"), with an office on the date hereof as set forth in Section 12.01 as its agent to receive on behalf of each Foreign Loan Party service of the summons and complaint and any other process which may be served in any action or proceeding described above.  Such service may be made by mailing or delivering a copy of such process to each Foreign Loan Party, in care of the Process Agent at the address specified above for such Process Agent, and such Foreign Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.    Each Foreign Loan Party covenants and agrees that, for so long as it shall be bound under this Agreement or any other Loan Document, it shall maintain a duly appointed agent for the service of summons and other legal process in New York, New York, United States of America, for the purposes of any legal action, suit or proceeding brought by any party in respect of this Agreement or such other Loan Document and shall keep the Agents advised of the identity and location of such agent.  If for any reason there is no authorized agent for service of process in New York, each Foreign Loan Party irrevocably consents to the service of process out of the said courts by mailing copies thereof by registered United States air mail postage prepaid to it at its address specified in Section 12.01.  Nothing in this Section 12.10 shall affect the right of any Secured Party to (i) commence legal proceedings or otherwise sue any Foreign Loan Party in the country in which it is domiciled or in any other court having jurisdiction over such Foreign

Loan Party or (ii) serve process upon any Foreign Loan Party in any manner authorized by the laws of any such jurisdiction.

Section 12.11      WAIVER OF JURY TRIAL, ETC.  EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12      Consent by the Agents and Lenders.  Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13      No Party Deemed Drafter.  Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14      Reinstatement; Certain Payments.  If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Administrative Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

Section 12.15      Indemnification; Limitation of Liability for Certain Damages.

(a)      In addition to each Loan Party's other Obligations under this Agreement, each U.S. Loan Party agrees (with respect to all Obligations) and each Foreign Loan Party agrees (with respect to the Foreign Obligations) to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:  (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent's or any Lender's furnishing of funds to the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Borrowers' use of the proceeds thereof, (iii) the Agents and the Lenders relying on any instructions of the Administrative Borrower or the handling of the Loan Account and Collateral of the Borrowers as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided,  however, that the U.S. Loan Parties and the Foreign Loan Parties, as applicable, shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b)      The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account to the extent not paid by a Loan Party within 5 Business Days following presentation in writing of a request for the payment and a reasonably detailed invoice of all amounts claimed.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c)      No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d)      The indemnities and waivers set forth in this Section 12.15 shall survive the Termination Date.

Section 12.16      Records.  The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17      Binding Effect.  This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18      Highest Lawful Rate.  It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrowers).  All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America and the laws of the Netherlands.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19      Confidentiality.  Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates and to its and its Affiliates' respective equityholders (including, without limitation, partners), directors, officers, employees, agents, trustees, counsel, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19); (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19; (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority having jurisdiction over such Person (including any self-regulatory authority, such as the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties provided, unless specifically prohibited by applicable law or court order, each Agent and each Lender shall make reasonable efforts to notify the Borrower of any request by any Governmental Authority or representative thereof; (v) in connection with any litigation to which any Agent or any Lender is a party that arises from or relates to being a party to this Agreement or any other Loan Document; (vi) as is reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (vii) with the consent of the Administrative Borrower.

Section 12.20      Public Disclosure.  Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required or it is advisable in the opinion of counsel to do so under applicable law (in which event, such Loan Party or such Affiliate will (a) except as provided in clause (b) below, consult with such Agent or such Lender before issuing such press release or other public disclosure or (b) solely in the event the issuance of any press release or other public disclosure is required under 17 C.F.R. § 243.100, use reasonable efforts to consult with such Agent or such Lender before issuing such press release or other public disclosure); provided, that the prior written consent of such Agent or such Lender shall be required only if such disclosure uses the name of such Agent, such Lender or any Affiliate thereof.  Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrowers, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

Section 12.21      Integration.  This Agreement, together with the other Loan Documents and those provisions of the Commitment Letter that by their terms survive the termination or expiration of the Commitment Letter, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.22      USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrowers and the Guarantors that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrowers and the Guarantors, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrowers and the Guarantors in accordance with the USA PATRIOT Act.  Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

Section 12.23      Judgment Currency. This is an international financial transaction in which the specification of a currency and payment in New York is of the essence.  Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Loan Document, and all such payments shall be made to the Administrative Agent's Account in New York in immediately available funds.  To the fullest extent permitted by applicable law, the obligations of each Loan Party to the Secured Parties under this Agreement and under the other Loan Documents shall not be discharged by any amount paid in any other currency or in a place other than to the Administrative Agent's Account in New York to the extent that the amount so paid after conversion under this Agreement and transfer to New York does not yield the amount of Dollars in New York due under this Agreement and under the other Loan Documents.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency (the "Other Currency"), to the fullest extent permitted by applicable law, the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal procedures, purchase Dollars with the Other Currency on the Business Day preceding that on which final judgment is given.  The obligation of each Loan Party in respect of any such sum due from it to the Secured Parties hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the Administrative Agent receives any sum adjudged to be so due in the Other Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with the Other Currency.  If the Dollars so purchased are less than the sum originally due to the Secured Parties in Dollars, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Parties against such loss, and if the Dollars so purchased exceed the sum originally due to the Secured Parties in Dollars, the Secured Parties agrees to remit to the Loan Parties such excess.

Section 12.24      Waiver of Immunity. To the extent that any Loan Party has or hereafter may acquire (or may be attributed, whether or not claimed) any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service of process or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Loan Party hereby irrevocably waives and agrees not to plead or claim, to the fullest extent permitted by law, such immunity in respect of (a) its obligations under the Loan Documents, (b) any legal proceedings to enforce such obligations and (c) any legal proceedings to enforce any judgment rendered in any proceedings to enforce such obligations.  Each Loan Party hereby agrees that the waivers set forth in this Section 12.24 shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act and are intended to be irrevocable for purposes of the Foreign Sovereign Immunities Act.

Section 12.25      English Language. This Agreement and each other Loan Document have been negotiated and executed in English.  All certificates, reports, notices and other documents and communications given or delivered by any party hereto pursuant to this Agreement or any other Loan Document shall be in English or, if not in English, accompanied by a certified English translation thereof.  The English version of any such document shall control the meaning of the matters set forth herein.

Section 12.26      Foreign Parallel Liability.

(a)      Each Foreign Loan Party irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate amount of its Foreign Corresponding Liabilities (as these may exist from time to time).

(b)      The parties to this Agreement agree that:

(i)      a Foreign Loan Party’s Foreign Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its Foreign Corresponding Liabilities;

(ii)      a Foreign Loan Party’s Foreign Parallel Liability is decreased to the extent that its Foreign Corresponding Liabilities have been irrevocably paid or discharged and its Foreign Corresponding Liabilities are decreased to the extent that its Foreign Parallel Liability has been irrevocably paid or discharged;

(iii)      a Foreign Loan Party’s Foreign Parallel Liability is independent and separate from, and without prejudice to, its Foreign Corresponding Liabilities, and constitutes a single obligation of that Foreign Loan Party to the Collateral Agent (even though that Foreign Loan Party may owe more than one Foreign Corresponding Liability to the Secured Parties under the Loan Documents) and an independent and separate claim of the Collateral Agent to receive payment of that Foreign Parallel Liability (in its capacity as the independent and separate creditor of that Foreign Parallel Liability and not as a co-creditor in respect of the Foreign Corresponding Liabilities); and

(iv)      for purposes of this Section 12.26, the Collateral Agent acts in its own name and not as agent, representative or trustee of the Secured Parties and accordingly holds neither its claim resulting from a Foreign Parallel Liability nor any Lien securing a Foreign Parallel Liability in trust.

Section 12.27      U.S. Parallel Liability.

(a)      Each U.S. Loan Party irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate amount of its U.S. Corresponding Liabilities (as these may exist from time to time).

(b)      The parties to this Agreement agree that:

(i)      a U.S. Loan Party’s U.S. Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its U.S. Corresponding Liabilities;

(ii)     a U.S. Loan Party’s U.S. Parallel Liability is decreased to the extent that its U.S. Corresponding Liabilities have been irrevocably paid or discharged and its U.S. Corresponding Liabilities are decreased to the extent that its U.S. Parallel Liability has been irrevocably paid or discharged;

(iii)    a U.S. Loan Party’s U.S. Parallel Liability is independent and separate from, and without prejudice to, its U.S. Corresponding Liabilities, and constitutes a single obligation of that U.S. Loan Party to the Collateral Agent (even though that U.S. Loan Party may owe more than one U.S. Corresponding Liability to the Secured Parties under the Loan Documents) and an independent and separate claim of the Collateral Agent to receive payment of that U.S. Parallel Liability (in its capacity as the independent and separate creditor of that U.S. Parallel Liability and not as a co-creditor in respect of the U.S. Corresponding Liabilities); and

(iv)     for purposes of this Section 12.27, the Collateral Agent acts in its own name and not as agent, representative or trustee of the Secured Parties and accordingly holds neither its claim resulting from a U.S. Parallel Liability nor any Lien securing a U.S. Parallel Liability in trust.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

CHEROKEE INC., as U.S. Borrower

By:	/s/ Henry Stupp
Name: Henry Stupp
Title: Chief Executive Officer

IRENE ACQUISITION COMPANY B.V., as Dutch Borrower

By:	/s/ Henry Stupp
Name: Henry Stupp
Title: Director

By:	/s/ N. Meijer and N.A. Bollen
Name: N. Meijer and N.A. Bollen
Title: Directors

GUARANTORS:

SPELL C. LLC

By:	Cherokee Inc., its sole member

By:	/s/ Henry Stupp
Name: Henry Stupp
Title: Chief Executive Officer

CHEROKEE BRANDS LLC

By:	Cherokee Inc., its sole member

By:	/s/ Henry Stupp
Name: Henry Stupp
Title: Chief Executive Officer

THREE-SIXTY VISION LLC

By:	Cherokee Inc., its sole member

By:	/s/ Henry Stupp
Name: Henry Stupp
Title: Chief Executive Officer

HAWK 900 BRANDS LLC

By:	Cherokee Inc., its sole member

By:	/s/ Henry Stupp
Name: Henry Stupp
Title: Chief Executive Officer

EDCA LLC

By:	Cherokee Inc., its sole member

By:	/s/ Henry Stupp
Name: Henry Stupp
Title: Chief Executive Officer

FFS HOLDINGS, LLC

By:	Cherokee Inc., its sole member

By:	/s/ Henry Stupp
Name: Henry Stupp
Title: Chief Executive Officer

FLIP FLOP SHOPS FRANCHISE COMPANY, LLC

By:	FFS Holdings, LLC, its sole member

By:	Cherokee Inc., its sole member

By:	/s/ Henry Stupp
Name: Henry Stupp
Title: Chief Executive Officer

HI-TEC SPORTS INTERNATIONAL HOLDINGS B.V.

By:	/s/ Henry Stupp
Name: Henry Stupp
Title: Managing Director

HI-TEC SPORTS PUBLIC LIMITED COMPANY

By:	/s/ Henry Stupp
Name: Henry Stupp
Title: Director

HI-TEC INTERNATIONAL HOLDINGS B.V.

By:	/s/ Henry Stupp
Name: Henry Stupp
Title: Managing Director

HI-TEC SPORTS UK LIMITED

By:	/s/ Henry Stupp
Name: Henry Stupp
Title: Director

HI-TEC SPORTS CANADA, LTD.

By:	/s/ Henry Stupp
Name: Henry Stupp
Title: Director

HI-TEC NEDERLAND B.V.

By:	/s/ Henry Stupp
Name: Henry Stupp
Title: Managing Director

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:

CERBERUS BUSINESS FINANCE, LLC
By:	/s/ Daniel E. Wolf
Name: Daniel E. Wolf
Title: Chief Executive Officer

LENDERS:

CERBERUS LEVERED LOAN OPPORTUNITIES FUND III, L.P., as a Lender

By:	Cerberus Levered Opportunities III GP, LLC Its: General Partner

By:	/s/ Daniel E. Wolf
Name: Daniel E. Wolf
Title: Senior Managing Director

CERBERUS NJ CREDIT OPPORTUNITIES FUND, L.P., as a Lender

By:	Cerberus NJ Credit Opportunities GP, LLC Its: General Partner

By:	/s/ Daniel E. Wolf
Name: Daniel E. Wolf
Title: Senior Managing Director

CERBERUS ASRS HOLDINGS LLC, as a Lender

By:	/s/ Daniel E. Wolf
Name: Daniel E. Wolf
Title: Vice President

CERBERUS ICQ LEVERED LOAN OPPORTUNITIES FUND, L.P., as a Lender

By:	Cerberus ICQ Levered Opportunities GP, LLC Its: General Partner

By:	/s/ Daniel E. Wolf
Name: Daniel E. Wolf
Title: Senior Managing Director

CERBERUS KRS LEVERED LOAN OPPORTUNITIES FUND, L.P., as a Lender

By:	Cerberus KRS Levered Opportunities GP, LLC Its: General Partner

By:	/s/ Daniel E. Wolf
Name: Daniel E. Wolf
Title: Senior Managing Director

CERBERUS PSERS LEVERED LOAN OPPORTUNITIES FUND, L.P., as a Lender

By:	Cerberus PSERS Levered Opportunities GP, LLC Its: General Partner

By:	/s/ Daniel E. Wolf
Name: Daniel E. Wolf
Title: Senior Managing Director

CERBERUS FSBA HOLDINGS LLC, as a Lender

By:	/s/ Daniel E. Wolf
Name: Daniel E. Wolf
Title: Vice President